Exhibit 99.1

ORBOTECH LTD.

2018 CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors

To the Board of Directors and Management of

Orbotech Ltd.

We have audited the accompanying consolidated financial statements of Orbotech Ltd. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2018 and 2017 and the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2018.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Orbotech Ltd. and its subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2018 in accordance with accounting principles generally accepted in the United States of America.

Tel-Aviv, Israel	/s/ Kesselman & Kesselman
March 11, 2019	Certified Public Accountants (lsr.)
A member firm of PricewaterhouseCoopers International Limited

ORBOTECH LTD.

CONSOLIDATED BALANCE SHEETS

		December 31
	Note	2018	2017
		U.S. dollars in thousands
ASSETS
CURRENT ASSETS:
Cash and cash equivalents		$322,837	$315,803
Short-term bank deposits		965	4,115
Trade receivables, net		302,426	362,839
Prepaid expenses and other current assets		143,373	56,448
Inventories		215,553	182,152

Total current assets		985,154	921,357

INVESTMENTS AND NON-CURRENT ASSETS:
Marketable securities			7,888
Funds in respect of employee rights upon retirement		11,408	10,622
Deferred income taxes		38,602	43,157
Equity method investees (in 2017) and other receivables		1,103	5,556

		51,113	67,223

PROPERTY, PLANT AND EQUIPMENT, net		76,788	69,612

OTHER INTANGIBLE ASSETS, net		125,327	68,226

GOODWILL		282,776	177,486

Total assets		$1,521,158	$1,303,904

/s/ Asher Levy
Asher Levy	Chief Executive Officer

/s/ Alon Rozner	Corporate Vice President
Alon Rozner	And Chief Financial Officer

ORBOTECH LTD.

CONSOLIDATED BALANCE SHEETS (continued)

	December 31
	2018	2017
	U.S. dollars in thousands
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term loan	$16,364	$16,364
Accounts payable and accruals:
Trade	70,759	96,166
Other	148,250	123,510
Deferred income	52,618	37,445

Total current liabilities	287,991	273,485

LONG-TERM LIABILITIES:
Long-term loan	40,177	56,117
Liability for employee rights upon retirement	28,563	24,997
Deferred income taxes	23,671	14,536
Other tax liabilities	14,917	22,901
Deferred and contingent payment in respect to Frontline acquisition	11,600

Total long-term liabilities	118,928	118,551

COMMITMENTS AND CONTINGENT LIABILITIES

Total liabilities	406,919	392,036

EQUITY:
Orbotech Ltd. equity
Ordinary shares of New Israeli Shekels (“NIS”) 0.14 par value per share (“ Ordinary Shares ”)
Authorized at December 31, 2018 and 2017:
80,000,000 Ordinary Shares
Issued at December 31, 2018 and 2017:
54,307,279 and 53,788,799 Ordinary Shares, respectively
Outstanding at December 31, 2018 and 2017:
48,896,507 and 48,378,026 Ordinary Shares, respectively	2,424	2,404
Additional paid-in capital	450,238	433,922
Retained earnings	760,362	572,544
Accumulated other comprehensive income	172	252
Less treasury shares, at cost at December 31, 2018 and 2017: 5,410,773 Ordinary Shares	(99,539)	(99,539)

Total Orbotech Ltd. equity	1,113,657	909,583

Non-controlling interests	582	2,285

Total equity	1,114,239	911,868

Total liabilities and equity	$1,521,158	$1,303,904

The accompanying notes are an integral part of the consolidated financial statements.

ORBOTECH LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31
	2018	2017	2016
	U.S. dollars in thousands
REVENUES:
Sales of products	$779,264	$674,466	$588,396
Service rendered	264,285	226,390	218,006

	1,043,549	900,856	806,402

COST OF REVENUES:
Cost of products sold	399,601	337,077	304,455
Cost of service rendered	157,380	138,461	129,540

	556,981	475,538	433,995

GROSS PROFIT	486,568	425,318	372,407
RESEARCH AND DEVELOPMENT COSTS:
Expenses incurred	149,886	132,541	112,425
Less - government participations	4,944	7,107	5,330

NET RESEARCH AND DEVELOPMENT COSTS	144,942	125,434	107,095
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	170,725	143,363	124,356
EQUITY IN EARNINGS OF FRONTLINE	(4,459)	(4,524)	(3,445)
AMORTIZATION OF INTANGIBLE ASSETS	25,894	25,006	27,456
KLA MERGER TRANSACTION COST AND OTHERS	5,587
GAIN FROM RELEASE OF AMST EARN-OUT PAYMENT OBLIGATION		(1,471)
GAIN ON FRONTLINE STEP ACQUISITION	(91,344)

OPERATING INCOME	235,223	137,510	116,945
FINANCIAL EXPENSES—net	10,739	5,535	21,042

INCOME BEFORE TAXES ON INCOME	224,484	131,975	95,903
TAXES ON INCOME	38,369	1,088	16,308
SHARE IN LOSSES OF EQUITY METHOD INVESTEE			600

NET INCOME	186,115	130,887	78,995
NET GAIN ATTRIBUTABLE TO NON-CONTROLLING INTERESTS	1,703	1,498	443

NET INCOME ATTRIBUTABLE TO ORBOTECH LTD.	$187,818	$132,385	$79,438

The accompanying notes are an integral part of the consolidated financial statements.

ORBOTECH LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year ended December 31
	2018	2017	2016
	U.S. dollars in thousands
Net income	$186,115	$130,887	$78,995

Other comprehensive income (loss):
Gain (loss) in respect of derivative instruments designated for cash flow hedge, net of taxes	(161)	9,420	(7,610)
Net change with respect to available-for-sale securities, net of taxes	81	53	(105)

Total other comprehensive income (loss)	(80)	9,473	(7,715)

Total comprehensive income	186,035	140,360	71,280
Comprehensive gain attributable to non-controlling interests	1,703	1,498	443

Total comprehensive income attributable to Orbotech Ltd.	$187,738	$141,858	$71,723

The accompanying notes are an integral part of the consolidated financial statements.

ORBOTECH LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Share capital
	Number of shares	Amount	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Treasury shares	Non- controlling interest	Total equity
	In thousands	U.S. dollars in thousands
BALANCE AT JANUARY 1, 2016	48,490	$2,209	$306,612	$360,721	$(1,506)	$(99,539)	$(741)	$567,756
Comprehensive income				79,438	(7,715)		(443)	71,280
Issuance of shares, net of issuance expenses in the amount of $1.1 million	3,850	139	99,823					99,962
Exercise of equity awards	879	33	7,394					7,427
Compensation relating to equity awards granted			6,356					6,356

BALANCE AT DECEMBER 31, 2016	53,219	$2,381	$420,185	$440,159	$(9,221)	$(99,539)	$(1,184)	$752,781
Comprehensive income				132,385	9,473		(1,498)	140,360
PixCell Medical Technologies, Ltd. (“ PixCell ”) step acquisition							4,967	4,967
Exercise of equity awards	570	23	3,861					3,884
Compensation relating to equity awards granted			9,876					9,876

BALANCE AT DECEMBER 31, 2017	53,789	$2,404	$433,922	$572,544	$252	$(99,539)	$2,285	$911,868
Comprehensive income				187,818	(80)		(1,703)	186,035
Exercise of equity awards	519	20	2,170					2,190
Compensation relating to equity awards granted			14,146					14,146

BALANCE AT DECEMBER 31, 2018	54,308	$2,424	$450,238	$760,362	$172	$(99,539)	$582	$1,114,239

The accompanying notes are an integral part of the consolidated financial statements.

ORBOTECH LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31
	2018	2017	2016
	U.S. dollars in thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$186,115	$130,887	$78,995
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,490	44,543	44,756
Compensation relating to equity awards granted	14,147	9,876	6,356
Increase in liability for employee rights upon retirement, net	2,189	1,028	943
Long-term loans discount amortization			1,866
Deferred financing costs amortization	463	479	5,692
Impairment of goodwill	410
Deferred income taxes	12,208	(29,241)	(2,693)
Amortization of premium and accretion of discount on marketable securities, net	128	167	145
Equity in earnings, net of dividends received	277	(727)	1,261
Other	(67)	127	751
Gain on step acquisition	(91,344)	(478)
Gain from sale of fixed assets	(71)
Gain from release of AMST earn-out of payment obligation		(1,471)
Increase in accounts receivable:
Trade	(35,984)	(36,496)	(41,607)
Other	(8,227)	(10,568)	(2,921)
Increase (decrease) in accounts payable and accruals:
Trade	(25,678)	24,030	6,898
Other (including other long-term tax liabilities)	11,412	36,845	7,994
Increase (decrease) in deferred income	34,663	8,869	(1,056)
Decrease (increase) in inventories	(33,401)	(47,914)	1,080

Net cash provided by operating activities	$114,730	$129,956	$108,460

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(26,199)	(24,445)	(23,550)
Purchase of intellectual property		(700)
Proceeds from sale of property, plant and equipment	2	157
Consideration received from the sale of the Thermal Products Business			12,000
Withdrawal (deposit) of bank deposits	3,156	(3,326)	8,761
Purchase of marketable securities		(1,994)	(5,553)
Sale of marketable securities	7,680	1,004	4,337
Investment in equity method investee			(1,000)
Step acquisition, net of cash acquired (a)	(77,935)	102
Acquisition of AMST			(6,429)
Withdrawal (deposit) of funds in respect of employee rights upon retirement	(226)	(1,250)	249

Net cash used in investing activities	$(93,522)	$(30,452)	$(11,185)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term loan			(239,635)
Repayment of bank loan	(16,364)	(16,364)	(20,000)
Bank loan, net of financing costs			108,031
Issuance of shares, net			99,962
Share options exercised	2,190	3,884	7,427

Net cash used in financing activities	$(14,174)	$(12,480)	$(44,215)

NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	7,034	87,024	53,060
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF YEAR	315,803	228,779	175,719

CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF YEAR	$322,837	$315,803	$228,779

The accompanying notes are an integral part of the consolidated financial statements.

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$2,215	$2,489	$6,722

Income taxes paid	$18,112	$18,395	$16,451

Income taxes refunded	$489	$499	$385

Purchase of property, plant and equipment on credit	$1,883	$1,829	$399

(a) Step acquisition of subsidiary consolidated for the first time:
Trade receivables & others	(4,093)
Severance pay fund	(1,394)
Property, plant and equipment	(1,030)	(168)
Deferred tax liability		682
Goodwill	(105,700)	(1,112)
In-process research and development (“IPR&D”)	(15,500)	(8,800)
Technological intellectual property	(65,000)
Trade Name	(2,000)
Trade payables and others	18,578
Accrued severance pay	2,212

	(173,927)	(9,398)

Less:
Gain from acquisition of subsidiary consolidated for the first time	91,344	478
Non-controlling interest		4,750
Equity investment	4,648	4,272

Cash obtained (paid) in acquisition of subsidiary consolidated for the first time	$(77,935)	$102

The accompanying notes are an integral part of the consolidated financial statements.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES:

a. General

(i) Nature of operations

Orbotech Ltd. (the “Company” or “Orbotech”) is an Israeli company whose core business lies in enabling electronic device manufacturers to inspect, test and measure printed circuit boards (“ PCB ”s) and flat panel displays (“ FPD ”s) to verify their quality (‘reading’); pattern the desired electronic circuitry on the relevant substrate and perform three-dimensional shaping of metalized circuits on multiple surfaces (‘writing’); and utilize advanced vacuum deposition and etching processes in semiconductor device (“ SD ”) and semiconductor manufacturing and to perform laser drilling of electronic substrates (‘connecting’). Orbotech refers to this ‘reading’, ‘writing’ and ‘connecting’ as enabling the ‘Language of Electronics’.

The products designed, developed, manufactured, marketed and serviced by the Company include: direct imaging (“ DI ”), automated optical inspection (“ AOI ”), automated optical shaping (“ AOS ”), via formation (“ VF ”) laser drilling tools, additive printing solutions (previously known as inkjet printing) and other production systems used in the manufacture of PCBs; AOI, test, repair and process monitoring systems used in the manufacture of FPDs; and etch, physical vapor deposition (“ PVD ”), chemical vapor deposition (“ CVD ”) and molecular vapor deposition (“ MVD ”) equipment for use in the manufacture of SDs, such as micro-electro-mechanical systems (“ MEMS ”), advanced semiconductor packaging (“ Advanced Packaging ”), power and radio frequency (“ RF ”) devices and high brightness light emitting diode (“ HBLED ”) devices.

The Company also markets computer-aided manufacturing (“CAM”) and engineering solutions for PCB production, which are designed and developed by Frontline P.C.B. Solutions Limited Partnership (“ Frontline ”), a consolidated subsidiary of the Company since the Company’s acquisition of remaining equity interest it did not already own in December 2018. In addition, through its subsidiary, Orbotech LT Solar, LLC (“ OLTS ”), the Company is engaged in the research, development and marketing of products for the deposition of thin film coating of various materials on crystalline silicon photovoltaic wafers for solar energy panels through plasma-enhanced chemical vapor deposition (“ PECVD ”); and, through its subsidiary Orbograph Ltd. (“ Orbograph ”), in the development and marketing of character recognition solutions to banks, financial and other payment processing institutions and healthcare providers.

The Company continues to develop technologies for use in other applications both within and outside the electronics industry and also regularly and selectively evaluates opportunities to acquire complementary technologies to further diversify its business. The Company derives a significant portion of its revenues from the service and support of its substantial installed base of products.

(ii) Accounting principles

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“ GAAP ”).

(iii) Functional currency

The currency of the primary economic environment in which the operations of the Company and its subsidiaries are conducted is the United States dollar (the “ Dollar ”).

Virtually all product revenues of the Company and its subsidiaries and affiliates are derived outside Israel in non-Israeli currencies, mainly the Dollar. Most purchases of materials and components are made in Dollars or in Israeli currency under contracts linked to the Dollar. Thus, the functional currency of the Company and all of its subsidiaries is the Dollar.

Monetary accounts maintained in currencies other than the Dollar are re-measured to the Dollar at the balance sheet date. Operational accounts and non-monetary balance sheet accounts are measured and recorded at the rate in effect at the date of the transaction. The effects of foreign currency re-measurement are recorded in financial expenses - net.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

(iv) Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting years. Some of those judgments can be subjective and complex and, consequently, actual results may differ materially from those estimates and assumptions. As applicable to these financial statements, the most significant estimates and assumptions relate to revenue recognition, inventories, deferred tax assets, provision for uncertain tax positions, provision for doubtful accounts, goodwill, intangible assets and contingencies.

b. Principles of consolidation

These consolidated financial statements include the accounts of the Company and its subsidiaries.

Intercompany balances and transactions have been eliminated in consolidation. Profits from intercompany sales not yet realized outside of the Company and its subsidiaries have also been eliminated.

The Company’s holding in OLTS, is currently approximately 80.4% on a fully diluted basis.

Approximately 16% of OLTS’s equity interest as at December 31, 2018 is held by the two developers of certain of OLTS’s technology. Each of these two developers holds a put option to sell his holdings in OLTS to, at the Company’s election, the Company and/or OLTS. These put options became exercisable commencing from 2015, subject to the achievement of a certain financial milestone by OLTS (which was not met in any of 2018, 2017 or 2016). The purchase price to be paid by the Company and/or OLTS upon the exercise of these put options shall be equal to the fair market value of the equity interest being sold, as determined by an external appraiser. There is a limit on the number of equity interest units that the two developers may require the Company to purchase, upon exercise of these put options, each year. The put options shall expire upon the earlier of an initial public offering, merger and acquisition transaction or a third-party investment in OLTS that results in such third party holding at least 5% of OLTS’s equity interest.

c. Cash and cash equivalents

The Company considers all highly liquid investments, including cash and short-term bank deposits that are not restricted as to withdrawal or use and the period to maturity of which does not exceed three months at the time of investment, to be cash equivalents.

d. Restricted cash

The Company may have restricted cash deposited as a guarantee for customers in interest bearing deposits. The Company classifies these amounts as a current asset due to their short maturity. As of December 31, 2018, and 2017 the Company does not hold any restricted cash.

e. Short-term bank deposits

Bank deposits with original maturity dates of more than three months but less than one year are included in short-term bank deposits. As of December 31, 2018, all bank deposits were in Euros and Dollars and bear zero interest and 2.44% respectively.

As of December 31, 2017, short-term deposits were in Dollars, Chinese Renminbi and Euros and bear interest at an average annual rate of 1.55%.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

f. Concentration of credit risks and allowance for doubtful accounts

As of December 31, 2018, and 2017, most of the Company’s cash and cash equivalents were deposited with major Israeli, European, United States and Far Eastern banks. The Company is of the opinion that the credit risk in respect of these balances is not material.

The Company performs ongoing credit evaluations of its customers for the purpose of determining the appropriate allowance for doubtful accounts. In respect of sales to customers in certain economies, the Company generally requires letters of credit from banks.

The allowance for doubtful accounts is determined for specific debts doubtful of collection.

The Company routinely receives letters of credit or promissory notes in connection with sales of products in the Far East and Japan. From time to time, the Company may sell some of these letters of credit and promissory notes to third parties at a discount in return for cash. The resulting costs related to the letters of credit and promissory notes are charged to ‘financial expenses—net’. During the years ended December 31, 2018, 2017 and 2016, the Company sold letters of credit and promissory notes with face amounts of $68.3 million, $89.4 million and $37.8 million, respectively, of these letters of credit and promissory notes.

g. Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined as follows: components, products in process and finished products - on the weighted average basis; and labor and overhead—on the basis of actual manufacturing costs, assuming normal manufacturing capacity. Net realizable value is determined based on estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.

The Company periodically assesses inventory for obsolescence and excess balances and reduces the carrying value by an amount equal to the difference between its cost and the net realizable value, when applicable.

The net realizable value is primarily estimated based on future demand forecasts, as well as, historical sales trends, product life cycle status and product development plans.

h. Marketable securities

As of December 31, 2018, all the Company’s investments in marketable securities have been sold.

As of December 31, 2017, securities classified as available-for-sale are reported at fair value with unrealized gains and losses, net of related tax, recorded as a separate component of other comprehensive income (loss) in equity until realized.

Unrealized losses that are considered to be other-than-temporary are charged to income as impairment charge.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

i. Investment in equity method investees

Investments in shares of an entity over which the Company has significant influence or joint control, but owns less than a controlling voting interest, are accounted for using the equity method. Significant influence is presumed to exist when the Company holds between 20%-50% of the voting power in an investee.

j. Property, plant and equipment

These assets are stated at cost and are depreciated by the straight-line method over their estimated useful lives.

Annual rates of depreciation are as follows:

%
Machinery and equipment	10-33
(mainly 20)
Leasehold improvements	Over the term of the lease (mainly 10)
Buildings	3
Office furniture and equipment	6-33
Computer equipment & Software	10-33
Vehicles	15-25

k. Other intangible assets

Acquired intangible assets are presented at cost, net of accumulated amortization and impairments. Definite life intangible assets consist primarily of intellectual property and customer relations and are being amortized on a straight-line basis over periods of five to eight years and, in some cases, up to 12 years. The Company capitalizes in-process research and development projects acquired as part of a business combination. Upon successful completion of each project, IPR&D assets are reclassified to developed technology and amortized over their estimated useful lives.

l. Impairment of long-lived assets

Long-lived assets, including definite life intangible assets, held and used by an entity are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying amount of the assets (or asset group) may not be recoverable. In the event that the sum of the expected future cash flows (undiscounted and without interest charges) of the long-lived assets (or asset group) is less than the carrying amount of such assets, an impairment charge would be recognized, and the assets (or asset group) would be written down to their estimated fair values.

Indefinite-life intangible assets are not amortized but rather tested for impairment annually, or whenever events or circumstances present an indication of impairment. The Company applies the Financial Accounting Standards Board (the “ FASB ”) guidance that permits the Company to make a qualitative assessment of whether the indefinite-lived asses is impaired or opt to bypass the qualitative assessment and proceed directly to determine the indefinite-lived intangible asset’s fair value. If the Company determines, based on the qualitative tests, that it is not more likely than not that the indefinite-lived asset is impaired, no further action is required. Otherwise, the Company is required to perform the quantitative impairment test by comparing the fair value of the indefinite-lived asset to its carrying amount. If the indefinite-lived intangible asset is considered to be impaired, an impairment charge is recorded as the amount of which the carrying amount of the asset exceeds its fair value.

No impairment charges were recorded in the years ended December 31, 2018, 2017 and 2016.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

m. Business Combination

The Company’s consolidated financial statements include the operations of an acquired business from the date of the acquisition’s consummation.

Acquired businesses are accounted for using the acquisition method of accounting, which requires, among other things, that most assets acquired, and liabilities assumed be recognized at their estimated fair values as of the acquisition date.

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired.

Transaction costs are expensed as incurred. Any excess of the consideration transferred over the assigned values of the net assets acquired is recorded as goodwill. Contingent consideration incurred in a business combination is included as part of the acquisition price and recorded at a probability weighted assessment of its fair value as of the acquisition date.

The fair value of the contingent consideration is re-measured at each reporting period, with any adjustments in fair value recognized in operating income under gain (loss) from remeasurement of contingent earn out payment.

n. Goodwill

Goodwill is not amortized, but rather tested for impairment annually, as of September 30 of each year, or whenever events or circumstances present an indication of impairment, by assessing the fair value of the Company’s various reporting units.

The goodwill impairment test is applied by performing qualitative and/or quantitative assessments before calculating the fair value of the reporting unit. If, on the basis of these factors, it is considered more likely than not that the fair value of the reporting unit is higher than the carrying amount, further testing of goodwill for impairment would not be required. Otherwise, goodwill impairment is tested using a two-step approach.

The first step involves comparing the fair value of a company’s reporting units to their carrying amount. If the fair value of the reporting unit is determined to be greater than its carrying amount, there is no impairment. If the reporting unit’s carrying amount is determined to be greater than the fair value, the second step must be completed to measure the amount of impairment, if any. The second step involves calculating the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit from the fair value of the reporting unit as determined in step one. The implied fair value of the goodwill in this step is compared to the carrying value of goodwill. If the implied fair value of the goodwill is less than the carrying value of the goodwill, an impairment loss equivalent to the difference is recorded.

In the years ended December 31, 2018 and 2017, the Company elected to perform qualitative assessments, and in the year ended December 31, 2016, the Company elected to perform a quantitative assessment for the annual goodwill impairment test.

As a result of performing the annual impairment test, on September 30, 2018 the Company impaired $410,000 of goodwill from the Recognition Software business unit (see Note 7a.). The annual tests performed on September 30, 2017 and 2016 determined that there was no impairment with respect to goodwill.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

o. Revenue recognition

The Company primarily derives revenue from technologically advanced, end to end yield enabling solutions to address various manufacturing stages of PCBs, FPDs, SDs and other electronics components, maintenance and support of all these products, installation and the sale of spare parts. The Company’s solutions are generally not sold with a right of return, nor has the Company experienced significant returns from or refunds to its customers. The Company accounts for a contract with a customer when there is approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable.

The Company’s revenues are measured based on consideration stipulated in the arrangement with each customer, net of any sales incentives and amounts collected on behalf of third parties, such as sales taxes. The revenues are recognized as separate performance obligations that are satisfied by transferring control of the product or service to the customer.

The Company’s arrangements with its customers include various combinations of products and services, which are generally capable of being distinct and accounted for as separate performance obligations. A product or service is considered distinct if it is separately identifiable from other deliverables in the arrangement and if a customer can benefit from it on its own or with other resources that are readily available to the customer.

The transaction consideration, including any sales incentives, is allocated between separate performance obligations of an arrangement based on the stand-alone selling prices (“SSP”) for each distinct product or service. Management considers a variety of factors to determine the SSP, such as, historical standalone sales of products and services, discounting strategies and other observable data.

Product revenue:

The Company recognizes revenue from product sales at a point in time when the Company has satisfied its performance obligation by transferring control of the product to the customer. Revenue on the majority of the Company’s contracts is recognized upon delivery because this represents the point in time at which control is transferred to the customer.

For products that have not been demonstrated to meet product specifications prior to delivery (such as in case of a new product) revenue is recognized at customer acceptance.

Revenue from software licenses is recognized at a point in time, when the software is made available to the customer. Revenues from maintenance and services of such software are deferred at contract inception and recognized ratably over the service period, or as services are performed.

Services and spare parts revenue

The Company’s revenue arrangements contain multiple elements, as it grants its customers a warranty on products sold, which includes the provision of post-sale service and maintenance, usually for a period of 6 to 12 months and installation service. Upon meeting the revenue recognition criteria of the product, the Company records a portion of the sale price that relates to the value of the service and maintenance expected to be performed during the period as deferred income and recognizes it as service revenue ratably over such period. In addition, the Company defers the value of the installation and training and recognizes it upon completion of installation and training.

Additionally, the Company offers product maintenance and service contracts, which the customer may purchase separately from the standard and extended warranty offered as part of the initial product sale. Revenue from separately negotiated maintenance and support service contracts is also recognized over time based on the terms of the applicable service period. Revenue from services performed in the absence of a maintenance contract, including training revenue, is recognized when the related services are performed. The Company also sells spare parts, revenue from which is recognized when control over the spare parts is transferred to the customer.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

Significant Judgments

The Company’s contracts with its customers often include promises to transfer multiple products and services. Each product and service is generally capable of being distinct and represents a separate performance obligation. Upon meeting the revenue recognition criteria of the product, the Company records a portion of the sale price that relates to the value of the services expected to be performed as deferred income. Determining the stand-alone selling prices for each distinct performance obligation and allocation of consideration from an arrangement to the individual performance obligations and the appropriate timing of revenue recognition are significant judgments with respect to these arrangements. The Company typically estimates the SSP of products and services based on observable transactions when the products and services are sold on a standalone basis and those prices fall within a reasonable range. The Company typically has more than one SSP for individual products and services due to the stratification of these products by customers and circumstances. The determination of SSP involves consideration of several factors based on the specific facts and circumstances of the arrangement. Specifically, the Company considers the cost to produce the deliverable, the anticipated margin on that deliverable, the selling price and profit margin similar parts in different geographical regions, its ongoing pricing strategy and policies and other economic conditions and trends. While changes in the allocation of SSP between performance obligations will not affect the amount of total revenue recognized for a particular contract, any material changes could impact the timing of revenue recognition, which could have a material effect on the Company’s financial position and result of operations.

As outlined above, the Company uses judgment to evaluate whether or not the customer has obtained control of the product and considers several indicators in evaluating whether or not control has transferred to the customer. Not all of the indicators need to be met for the Company to conclude that control has transferred to the customer.

Contract Assets/Liabilities

The timing of revenue recognition, billings and cash collections may result in accounts receivable, contract assets, and contract liabilities (deferred revenue) on the Company’s consolidated balance sheet.

A receivable is recorded in the period the Company delivers products or provides services when the Company has an unconditional right to payment. Contract assets primarily relate to the value of products and services transferred to the customer for which the right to payment is not just dependent on the passage of time. Contract assets are transferred to receivable when rights to payment become unconditional.

A contract liability is recognized when the Company receives payment or has an unconditional right to payment in advance of the satisfaction of performance. The contract liabilities represent (1) Deferred product revenue which relates to the value of products that have been shipped and billed to customers and for which control over such products has not been transferred to the customers, and (2) Deferred service revenue, which is recorded when the Company receives consideration, or such consideration is unconditionally due, from a customer prior to transferring services to the customer under the terms of a sales contract. Deferred service revenue typically results from warranty services, maintenance, installation and other service contracts.

Contract assets and liabilities related to rights and obligations in a contract are recorded net in the consolidated balance sheets.

p.	Research and development

Research and development costs, which consist mainly of labor costs, materials and subcontractors, are expensed as incurred. Pre-payments for goods or services that will be used or rendered for future research and development activities are deferred and amortized over the period that the goods are delivered, or the related services are performed, subject to an assessment of recoverability. Government funding for development of approved projects is recognized as a reduction of expenses as the related cost is incurred. The Company is not required to pay royalties on sales of products developed using government funding.

q.	Shipping and handling costs

Shipping and handling costs are classified as a component of cost of revenues.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

r.	Taxes on income

(i)	Deferred income taxes

Deferred income taxes are determined utilizing the asset and liability method based on the estimated future tax effects of temporary differences between the financial accounting and tax bases of assets and liabilities and on the tax rates anticipated to be in effect when the deferred taxes are expected to be paid or realized. Valuation allowance is included in respect of deferred tax assets when it is considered more likely than not that such assets will not be realized.

The Company may incur additional tax liability in the event of intercompany dividend distributions by some of its subsidiaries. Such additional tax liability in respect of these non-Israeli subsidiaries has not been provided when the Company intends to reinvest earnings of foreign subsidiaries indefinitely.

Tax liabilities that would apply in the event of disposal of investments in subsidiaries have not been taken into account in computing the deferred taxes, as it is the Company’s intention to hold, and not to realize, these investments.

(ii)	Uncertain tax positions

The Company follows a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate resolution. The Company’s policy is to include interest and penalties related to unrecognized tax benefits within taxes on income. Such liabilities are classified as long-term, unless the liability is expected to be resolved within 12 months from the balance sheet date. The Company presents unrecognized tax benefits as a reduction to deferred tax assets where a net operating loss, a similar tax loss, or a tax credit carryforward exists, when settlement in this manner is available under the applicable tax law.

s.	Treasury shares

Treasury shares are presented as a reduction of equity, at their cost to the Company.

t.	Derivative financial instruments

The Company uses financial instruments and derivatives to hedge existing non-Dollar assets and liabilities as well as certain anticipated transactions which are probable and are expected to be denominated in non-Dollar currencies.

All derivative instruments are recognized in the balance sheet at their fair value. On the date that the Company enters into a derivative contract, it designates the derivative, for accounting purposes, as either a hedging instrument or a non-hedging instrument. For derivative financial instruments that are designated and qualify as a cash flow hedge, the effective portions of changes in fair value of the spot component are recorded in other comprehensive income or loss, as ‘gain (loss) in respect of derivative instruments designated for cash flow hedge, net of taxes’ and are recognized in the statement of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges, if any, and hedge components such as time value, excluded from assessment of effectiveness testing, are recognized immediately in the statement of operations among ‘financial expenses—net’. Changes in the fair value of other derivatives not designated as hedging instruments are recognized in the statement of operations among ‘financial expenses—net’ and amounted to a loss of $601,000 for the year ended December 31, 2018, and gains of $2,702,000 and $294,000 for the years ended December 31, 2017 and 2016, respectively.

Cash flows from derivatives that qualify as a cash flow hedge are recognized in the statement of cash flows in the same category as that of the hedged item. Cash flows from other economic derivatives remain part of cash flows from operating activities.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

u.	Share-based compensation

Equity awards granted to employees and directors are accounted for using the grant date fair value method. The fair value of share-based payment transactions is recognized as an expense over the requisite service period.

The Company elected to recognize compensation cost for awards that have a graded vesting schedule using the accelerated multiple-option approach.

Certain equity awards are subject to forfeiture should the Company fail to attain specified performance goals. The fair value of these awards is estimated on the date of grant using the same option valuation model used by the Company for non-performance equity awards. For so long as the Company assumes that the performance goals will be achieved, compensation cost is recorded with respect thereto. If and when a point in time is reached that the Company believes the performance goals will not be achieved, it will then reverse the share-based compensation expenses recognized through such date.

Equity awards granted to non-employees are re-measured at each reporting period at fair value until they have vested. The fair value of equity awards is charged to the statement of operations over the service period.

v.	Comprehensive income or loss

In addition to net income, comprehensive income or loss includes: (i) gains or losses in respect of derivative instruments designated as cash flow hedges, net of taxes (see s. above); and (ii) unrealized gains and losses arising from securities classified as available-for-sale, net of taxes (see h. above).

w.	Deferred financing costs

Deferred financing costs related to a recognized debt liability are presented as a direct deduction from the carrying amount of that debt liability.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

x.	Impact of recently issued accounting pronouncements

(i)

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ ASU 2014-09 ”), which amends the existing accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled when products are transferred to customers. ASU 2014-09 became effective for the Company beginning in the first quarter of 2018.

Subsequently, the FASB issued the following standards related to ASU 2014-09: ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (“ ASU 2016-08 ”); ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing (“ ASU 2016-10 ”); and ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients (“ ASU 2016-12 ”). The Company must adopt ASU 2016-08, ASU 2016-10 and ASU 2016-12 with ASU 2014-09 (collectively, the “ New Revenue Standards ”) commencing the first quarter of 2018.

The Company adopted the New Revenue Standards in the first quarter of 2018 retrospectively with immaterial effect as of the date of adoption.

The Company analyzed the impact of the New Revenue Standards on its contract portfolio by reviewing its current accounting policies and practices to identify potential differences that would result from applying the requirements of the New Revenue Standards to its revenue contracts. In addition, the Company identified and implemented appropriate changes to its business processes and related policies to support recognition and disclosure under the New Revenue Standards.

The cumulative effect of adopting the New Revenue Standards on the Company’s revenues and operating income is not material, as the analysis of the Company’s contracts under the New Revenue Standards supports the recognition of revenue at a point in time for the majority of its contracts, which is consistent with its current revenue recognition model. Revenue on the majority of the Company’s contracts will continue to be recognized upon delivery because this represents the point in time at which control is transferred to the customer. Revenues derived from performance obligations such as warranty and service contracts will continue to be recognized over the period of the service. In addition, the number of the Company’s performance obligations under the New Revenue Standards is not materially different from the Company’s contract elements under the existing standard. Finally, the accounting for the estimate of variable consideration is not materially different compared to the Company’s current practice.

(ii)

In January 2016, the FASB issued ASU No. 2016-01, Recognition and measurement of financial assets and liabilities (“ ASU 2016-01 ”), which relates to certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. Most prominent among the changes in the standard is the requirement for changes in the fair value of the Company’s equity investments, with certain exceptions, to be recognized through net income rather than other comprehensive income. ASU 2016-01 will be effective for annual reporting periods and interim periods within those years beginning after December 15, 2017. The adoption of this guidance did not have a material impact on the company’s consolidated financial statements.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

(iii)

In February 2016, the FASB issued ASU No. 2016-02 leases (Topic 842) (“ASU 2016-02”), which revises lease accounting guidance. Under ASU 2016-02, lessees will be required to recognize a right-of-use asset and a lease liability for all leases, other than leases that meet the definition of a short-term lease. The liability and the right-of-use asset arising from the lease will be measured at the present value of the lease payments. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. ASU 2016-02 must be adopted using a modified retrospective transition approach. The Company is currently evaluating the impact of the adoption of ASU 2016-02 on its consolidated financial statements.

(iv)

In June, 2016, the FASB issued ASU No. 2016-13 Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”) which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 2019. The Company is currently in the process of evaluating the impact of the adoption of ASU 2016-13 on its consolidated financial statements.

(v)

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230)—Classification of Certain Cash Receipts and Cash Payments (a Consensus of the FASB Emerging Issues Task Force) (“ ASU 2016-15 ”). ASU 2016-15 provides guidance on eight specific cash flow classification issues: debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, corporate and bank-owned life insurance policies, distributions received from equity method investees, beneficial interests in securitization transactions and separately identifiable cash flows and application of the predominance principle. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017. The adoption of this guidance did not have a material impact on the company’s consolidated financial statements.

(vi)

In October, 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory (“ ASU 2016-16 ”), which eliminates the exception for an intra-entity transfer of an asset other than inventory. ASU 2016-16 requires that the income tax consequences of an intra-entity asset transfer other than inventory be recognized at the time of the transfer, rather than when the transferred asset is sold to a third party or otherwise recovered through use. ASU 2016-16 is effective for annual reporting periods (including interim periods within those annual reporting periods) beginning after December 15, 2017. Early adoption is permitted as of the beginning of an annual reporting period (as of the first interim period if an entity issues interim financial statements). The new guidance requires adoption on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. The Company adopted ASU 2016-16 on January 1, 2018 with no significant impact upon the adoption of ASU 2016-15.

(vii)

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a Consensus of the FASB Emerging Issues Task Force) (“ ASU 2016-18 ”), which requires entities to include amounts generally described as restricted cash and restricted cash equivalents in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU 2016-18 is effective for annual reporting periods (including interim periods within those annual reporting periods) beginning after December 15, 2017. The Company adopted this standard in the year ended December 31, 2017 and reclassified the prior years amounts to conform to the current year presentation. The adoption of this guidance did not have a material impact on the company’s consolidated financial statements.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

(viii)

In January 2017, the FASB issued ASU No. 2017-04, Intangibles- Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ ASU 2017-04 ”), which eliminates step two of the goodwill impairment test and specifies that goodwill impairment should be measured by comparing the fair value of a reporting unit with its carrying amount. Additionally, the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net assets should be disclosed. ASU 2017-04 is effective for annual or interim goodwill impairment tests performed in fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company is in the process of assessing the impact, if any, of ASU 2017-04 on its consolidated financial statements.

(ix)

In July 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting (“ ASU 2017-09 ”), which provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting. An entity would not apply modification accounting if the fair value, vesting conditions, and classification of the awards are the same immediately before and after the modification. ASU 2017-09 is effective for annual periods beginning after December 15, 2017. The adoption of this guidance did not have a material impact on the company’s consolidated financial statements.

(x)

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815) (“ ASU 2017-11 ”) to address complexities in accounting for certain equity-linked financial instruments containing down round features. ASU 2017-11 changes the classification analysis of these financial instruments (or embedded features) so that equity classification is no longer precluded. The amendments in ASU 2017-11 are effective for annual reporting periods beginning after December 15, 2018, including interim reporting periods within those annual reporting periods. Early adoption is permitted. The Company is in the process of assessing the impact, if any, of ASU 2017-11 on its consolidated financial statements.

(xi)

In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging (Topic 815) (“ASU 2017-12 ”), which targeted improvements to accounting for hedging activities, to simplify certain aspects of hedge accounting for both non-financial and financial risks and better align the recognition and measurement of hedge results with an entity’s risk management activities. ASU 2017-12 also amends certain presentation and disclosure requirements for hedging activities and changes how an entity assesses hedge effectiveness. ASU 2017-12 is effective for fiscal years and interim periods within those years beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the impact ASU 2017-12 will have on its consolidated financial statements and associated disclosures.

(xii)

In February 2018, the FASB issued authoritative guidance ASU No. 2018-02 that allows stranded tax effects of the Tax Cuts and Jobs Act (the “Tax Act”) to be reclassified from accumulated other comprehensive income to retained earnings. The authoritative guidance will be effective for the company after December 15, 2018.

Early	adoption is permitted. The company is currently evaluating the effect of this new guidance on the company’s consolidated financial statements.

(xiii)

In August 2018, the FASB issued ASU No. 2018- 14 authoritative guidance that adds, removes, and clarifies disclosure requirements for defined benefit and other postretirement plans. This authoritative guidance will be effective for the company in fiscal 2020 on a retrospective basis, with early adoption permitted. The company is currently evaluating the effect of this new guidance on the company’s consolidated financial statements.

(xiiii)

In August 2018, the FASB issued authoritative guidance ASU No. 2018-13 that eliminates, amends, and adds disclosure requirements for fair value measurements. While the amended and new disclosure requirements primarily relate to Level 3 fair value measurements, the authoritative guidance also eliminates disclosure requirements related to the amount and reasons for transfer between Level 1 and Level 2 of fair value hierarchy, policy for timing of transfer between levels, and the valuation processes for Level 3 fair value measurements. The authoritative guidance will be effective for the company in the first quarter of fiscal 2020. Early adoption is permitted only for the removal and amendment of certain disclosures, while the new disclosures requirements are to be applied prospectively. The company is currently evaluating the effect of this new guidance on the company’s consolidated financial statements.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2 - EQUITY METHOD INVESTEES:

a.	Frontline

On December 24, 2018, the Company acquired all outstanding shares of Frontline that it did not already own. Frontline, an Israeli limited partnership was owned equally by the Company and Mentor Graphics Development Services (Israel) Ltd. and combines the former CAM operations of both companies. The Company’s subsidiaries market and provide customer support in respect of Frontline’s products. Because Frontline is integrated into the operations of the Company, the Company’s share in the earnings of Frontline is included in operating income. (see Note 3b).

As of December 24, 2018, and as of December 31, 2017, the Company’s investment in Frontline amounted to $4,648,000 and $4,771,000, respectively.

Summarized financial information for Frontline is presented below:

(i)	Balance sheet data:

December 31
2017
$ in thousands
Assets:
Current assets	11,572
Non-current assets	2,649

Total assets	14,221

Liabilities:
Current liabilities	2,691
Non-current liabilities	2,356

Total liabilities	5,047

(ii)	Operating results data:

	Period ended
	December 24	December 31	December 31
	2018	2017	2016
	$ in thousands
Total revenues	29,900	28,862	23,768

Gross profit	24,405	24,045	18,719

Net income	8,918	9,048	6,890

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2 - EQUITY METHOD INVESTEES (continued):

(iii)	Other financial information included in the Company’s financial statements:

	Period ended
	December 24	December 31	December 31
	2018	2017	2016
	$ in thousands
Related parties transactions included in:
Cost of products sold	404	304	300

Selling, general and administrative expenses	(2,635)	(3,264)	(2,742)

December 31
2017
$ in thousands
Balances with related parties (included in trade payables)	5,419

b.	PixCell

From 2011 through 2016, the Company through its wholly-owned venture capital fund, Orbotech Technology Ventures L.P. (“ OTV ”), invested a total of $6.0 million in PixCell and paid other shareholders of PixCell a total of $0.5 million, in consideration for approximately 50% (approximately 45% on a fully diluted basis) of the outstanding share capital of PixCell.

In January 2017, the Company extended a convertible loan to PixCell in an aggregate amount of $1.5 million. On and from the time of extension of the convertible loan, the Company became entitled to appoint the majority of PixCell’s directors. The loan was convertible until December 31, 2018, at the discretion of the Company, into PixCell shares and, if not converted by such time, shall be repaid on that date. In addition, pursuant to the terms of a further amendment to the agreement between the parties from December 2017, at the end of the last quarter of 2017 and at the beginning of the first quarter of 2018, the Company invested a total additional amount of $0.2 million and $1.3 million, respectively, following which the Company holds (assuming the conversion of certain loans extended by other PixCell shareholders who participated in the convertible loan financing and assuming the conversion of the loan by the Company as set forth above) approximately 55.67% (approximately 50.74% on a fully diluted basis), of the outstanding share capital of PixCell.

As a result of the above, the Company has included the results of operations of PixCell in the Company’s consolidated results of operations beginning January 2017. Furthermore, in connection with the extension of the above convertible loan, the Company, PixCell and the remaining shareholders of PixCell amended the terms of the initial 2011 investment agreement between them, with the effect that the right of the Company to invest additional amounts in PixCell’s share capital (beyond the amounts described above) and the undertaking of the Company to acquire the remaining share capital of PixCell (subject to certain terms and conditions), were both cancelled.

In January 2018 PixCell has issued to the company 18,000 shares against a payment of $1.3 million. After the investment the company holdings in PixCell shares has increased to 52%.

In December 2018, the Company extended the maturity date of the convertible loan to PixCell to December 31, 2019.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3 - BUSINESSES ACQUIRED

a.

On December 20, 2016, the Company, acquired substantially all of the business and operations of AMST, a company engaged in the design, manufacture and sale of capital equipment for the deposition of anti-stiction and other ultra-thin films using molecular vapor deposition or atomic layer deposition, for an aggregate purchase price of $6,429,000 in cash and a contingent entitlement to an earn-out payment on certain sales of AMST’s products up to $10.5 million over a period of 15 months, which was valued at $1.5 million as was expected to be paid in March 2018 if certain conditions were met.

On March 2018, earn-out was not paid because certain conditions for the earn-out payment were not met.

The Company accounted for this acquisition using the purchase method of accounting and began consolidating the results of AMST on December 20, 2016. Amounts of $0.7 million and $0.7 million, respectively, were allocated to intellectual property and customer relations, and $0.6 million was allocated to other intangible assets. The Company allocated the excess of the purchase price over the fair value of the net tangible and intangible assets acquired ($1.6 million), in the amount of $6.2 million, to goodwill.

b.

On December 24, 2018, as part of the Company’s strategy to invest in the high growth area of the software business within the PCB industry, the Company acquired the remaining 50% of shares of Frontline that it did not already own from Mentor Graphics Development Services (Israel) Ltd. The Company acquired such equity for $85 million in cash and will pay an additional $10 million in cash over four years plus a cash earn out of not less than $5 million and up to $20 million. The earn out amount will be based on revenues from a Frontline product currently under development. The estimated fair market values of the four-year cash payment and the earn out are $8.8 million and $5.9 million, respectively.

The above consideration includes an estimated $4.7 million premium for gaining a controlling interest in Frontline. Related acquisition costs expensed by the Company were approximately $0.6 million included in the operating expenses.

The amount of gain on Frontline step acquisition recognized as a result of remeasuring to fair value the equity interest held by the Company in Frontline before the acquisition was approximately $91.3 million.

The gain on Frontline step acquisition is included in operational profit in the income statements.

The Company accounted for this acquisition using the acquisition method of accounting and, accordingly, assets acquired, and liabilities assumed from Frontline were recorded at their estimated fair values, as follows:

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3 - BUSINESSES ACQUIRED (continued):

$ in thousands
Cash and cash equivalents	7,100
Accounts receivable	3,500
Other current assets	500
Other non-current assets	1,100
Identifiable intangible assets:
In-process research and development (1)	15,500
Technological intellectual property (2)	65,000
Trade name, trademarks, domain name (3)	2,000
Goodwill	105,700

Total assets acquired	200,400

Current liabilities	2,900
Long-term liabilities	800

Total liabilities assumed	3,700

Net assets acquired	196,700

(1) In-process research and development—On successful completion of each project, in-process research and development assets are reclassified to developed technology and amortized over their estimated useful lives.

(2) Technological intellectual property—Amortized over a period of up to 8 years.

(3) Trade name, trademarks, domain name - Amortized over a period of approximately 7 years.

The purchase price allocation for Frontline takes into account the information management believes is reasonable. Nevertheless, the Company has up to one year from the Frontline Closing Date to make a final determination of purchase accounting allocations; and, accordingly, adjustments may be made to the foregoing allocations for Frontline

The results of the acquired business are consolidated as of December 24, 2018, the Frontline Closing Date. The goodwill was allocated to the PCB Division reporting unit.

The goodwill arising from the Frontline Acquisition is a result, among other things, of workforce, sales sources, marketing positioning value, cross-selling opportunities and joint development opportunities for new products in the future.

The goodwill is not tax deductible.

Revenues of Frontline for the period from the Frontline Closing Date to December 31, 2018 were approximately $3.2 million.

Below is the unaudited pro forma, combined statement of operations data for the years ended December 31, 2018 and 2017, presented as if the Frontline Acquisition had occurred on January 1, 2017, after giving effect to: (a) purchase accounting adjustments, including the increase in amortization of identifiable intangible assets based on the estimated fair value thereof; (b) transaction costs; (c) gain on Frontline step acquisition and (d) related tax impact.

The pro forma information for year ended December 2017 does not include: (a) transaction costs (b) gain on Frontline step acquisition.

This unaudited pro forma financial information is not necessarily indicative of the combined results that would have been attained had the Frontline Acquisition actually taken place on January 1, 2017, nor is it necessarily indicative of future results.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3 - BUSINESSES ACQUIRED (continued):

	Year ended December 31
	2018	2017
	$ in thousands
	(unaudited)
Revenues	1,073,448	929,328

Net income*	93,120	128,498

*	Includes amortization of intangible assets (net of tax) in the amount of approximately $8.4 million.

The fair value of the equity interest in Frontline held by the Company immediately before the acquisition was approximately $95.9 million for which the following valuation techniques were utilized to measure the fair value and does not include control premium of $4.7 million.

For equity interest held before the acquisition and for controlling premium the fair value was calculated including management indication that a small amount of premium was factored into the purchase.

The fair value was estimated by applying an income approach and the market approach, while performing a similar transaction search with the following parameters:

a.	Greater than 51.0% ownership sought.

b.	Closed between January 2012 and the Valuation Date.

c.	Target operations within the application software industry.

The 5.0% selected control premium falls between the low and first-quartile indication of the control premium observed by the guideline transactions. The inverse of the control premium was calculated to estimate a discount for lack of control (“DLOC”). A DLOC of 4.8% was then applied to the purchase consideration for the 50.0% interest in the gross-up calculation to estimate the value to Orbotech on a consolidated basis.

For deferred consideration the fair value was calculated based on 4 anniversaries from the SPA date as the present value of installments based on a risk-free interest of 2.7%.

For the Technological Intellectual Property and in-Process Research and Development, the Multi-Period Excess Earnings Method (“MPEEM”) was used. The principle behind the MPEEM is that the value of an intangible asset is equal to the present value of the incremental after-tax cash flows attributable only to the subject intangible asset after deducting contributory asset charges.

For Trade Mark, Trade Names and Domain Names, the Relief-From-Royalty Method was employed, whose basic tenet in this method is that without ownership of the subject intangible asset, the user of that intangible asset has to make a stream of payments to the owner of the asset in return for the rights to use that asset. By acquiring the intangible asset, the user avoids these payments.

The Earnout was calculated using the Monte Carlo Simulation Model which considered three primary sources of risk in estimating the Fair Value of the Earnout:

i) The risk associated with the underlying performance metric (i.e. revenue),

ii) The risk associated with the functional form of the Earnout

iii) The credit risk associated with the ability of the Company to make the Earnout payments.

The earn out fair value is presented as part of Company’s instruments and risk management at level 3 (see note 13).

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 4 - REVENUES

Method and Impact of Adoption

The Company adopted Accounting Standards Codification (“ASC”) 606, Revenue From Contracts With Customers (“ASC 606”) on January 1, 2018. The cumulative effect of adopting the New Revenue Standards on the Company’s revenues and operating income is not material, as the analysis of the Company’s contracts under the new Revenue Standards supports the recognition of revenue at a point in time for the majority of its contracts, which is consistent with its current revenue recognition model. Revenue on the majority of the Company’s contracts will continue to be recognized upon delivery because this represents the point in time at which control is transferred to the customers. Revenues derives from performance obligations such as warranty and service contracts will continue to be recognized over the period of the service.

The following table summarizes the effects of adopting ASC 606 on the Company’s consolidated balance sheet as of December 31, 2018:

	December 31, 2018
	As reported under ASC 606	Prior to adoption of ASC 606	Effect of changes
	$ in thousands
ASSETS
Accounts receivable, net	$302,426	$401,986	$(99,559)

Other current assets	143,373	63,525	79,848

LIABILITIES
Deferred Income	$52,618	$72,329	$19,711

The following table summarizes the effects of adopting ASC 606 on the Company’s consolidated statements of operations for the twelve months ended December 31, 2018:

	Twelve months ended December 31, 2018
	As reported under ASC 606	Prior to adoption of ASC 606	Effect of changes
	$ in thousands
Revenues:
Product	$779,264	$773,960	$5,304

Costs and expenses:
Costs of revenues	399,601	399,320	281

Net income	$187,818	$182,233	$5,585

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 4 - REVENUES (Continued):

Contract Assets are reclassified under Prepaid expenses and other current assets.

Contract Liabilities are recorded under Deferred income.

Contract Balances

(In thousands, except for percentage)	As of December 31, 2018	As of January 1, 2018	$ Change	% Change
Accounts receivable, net	$302,426	$277,688	$24,738	8.9%

Contract assets	$79,848	$65,686	$14,162	21.6%

Deferred Income	$52,618	$40,059	$12,559	31.4%

Accounts receivable are recognized when the right to consideration becomes unconditional based upon contractual billing schedules.

The Company’s payment terms and conditions vary by contract type, although terms generally include a requirement of payment of 70% to 90% of total contract consideration within 30 to 60 days of shipment, with the remainder payable within 30 days of acceptance.

Remaining Performance Obligations

As of December 31, 2018, the Company had $266 millions of remaining performance obligations, which represents its obligation to deliver products and services and consists primarily of sales orders where written customer requests have been received. The Company expects to recognize approximately 2% to 10% of these performance obligations as revenue beyond the next twelve months, subject to risk of delays, and pushouts by the customer, usually with limited or no penalties.

Practical expedients

The Company applies the following practical expedients:

The Company accounts for shipping and handling costs as activities to fulfill the promise to transfer the goods, instead of a promised service to our customer.

The Company generally expenses sales commissions when incurred because the amortization is one year or less. These costs are recorded.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 4 - REVENUES (Continued):

The following tables disaggregates Orbotech’s revenues by major revenue streams.

(i) Revenues by major product lines are as follows:

	Year ended December 31
	2018	2017	2016
	$ in thousands
Inspection	231,290	212,859	176,650
Direct imaging	236,900	207,400	171,282
Test and repair	180,300	157,550	133,350
PVD/CVD	211,120	169,390	196,300
Other	183,939	153,657	128,820

Total	1,043,549	900,856	806,402

(ii) Disaggregation of revenues:

	Year ended December 31
	2018	2017	2016
	$ in thousands
Sales revenues:
PCB	221,646	208,521	170,328
FPD	266,381	226,868	185,099
SD	277,922	229,270	221,785
Other	13,315	9,807	11,184

Total sales revenues	779,264	674,466	588,396

Service revenues:
PCB	146,558	127,593	116,581
FPD	48,804	44,324	40,798
SD	60,775	46,983	51,739
Other	8,148	7,490	8,888

Total service revenues	264,285	226,390	218,006

Total	1,043,549	900,856	806,402

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5 - INVENTORIES

	December 31
	2018	2017
	$ in thousands
Components:
For manufacturing of systems	84,447	71,017
For service of systems	50,027	44,534

	134,474	115,551
Work in process	21,823	25,539
Finished products	59,256	41,062

Total	215,553	182,152

NOTE 6 - PROPERTY, PLANT AND EQUIPMENT

a.	Composition of assets

Composition of assets, grouped by major classifications, is as follows:

	December 31
	2018	2017
	$ in thousands
Cost:
Machinery and equipment	57,766	58,555
Leasehold improvements	63,705	57,063
Land and buildings	13,372	11,668
Office furniture and equipment	11,190	14,740
Computer equipment	111,128	73,460
Vehicles	440	469

	257,601	215,955
Less - accumulated depreciation and amortization	180,813	146,343

	76,788	69,612

b.	Depreciation

Depreciation expenses totaled $22,006,000, $19,059,000 and $17,300,000 in the years ended December 31, 2018, 2017 and 2016, respectively.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 7 - GOODWILL AND OTHER INTANGIBLE ASSETS:

a.	Goodwill

Composition of goodwill and changes therein the years ended December 31, 2018 and 2017 are as follows:

	December 31
	2018	2017
	$ in thousands
Balance at the beginning of year	177,486	176,374
Acquired during the year	105,700	1,112
Impairment	(410)

Balance at the end of year	282,776	177,486

Goodwill of $105,700,000 was valued as part of the Frontline step-up acquisition at the end of 2018 as further described in Note 3b.

b.	Other intangible assets

Other intangible assets are composed as follows:

	December 31
	2018	2017
	$ in thousands
Cost:
Intellectual property	132,650	67,650
Customer relations	97,483	97,483
Trade name	8,008	6,008
IPR&D	24,300	8,800
Other	228	143

	262,669	180,084

Less: accumulated amortization	137,342	111,858

	125,327	68,226

Intellectual property of $65,000,000, IPR&D of $15,500,000 and Trade name of $2,000,000 was valued as part of the Frontline step-up acquisition at the end of 2018 as further described in Note 3b.

IPR&D of $15,500,000 was valued as part of the Frontline step-up acquisition at the end of 2018 as further described in Note 3b.

The IPR&D was valued using the MPEEM. The principle behind MPEEM is that the value of an intangible asset is equal to the present value of the incremental after-tax cash flows attributable only to the subject intangible asset after deducting contributory asset charges.

IPR&D of $8,800,000 was valued as part of the PixCell step-up acquisition in 2017.

The IPR&D was valued using the income approach. The material net cash inflows are expected in 3 years. The key assumption in valuing the IPR&D related to the discount rate, which was 27.5%.

Amortization of other intangible assets totaled $25,484,000, $25,484,000and $27,456,000 in the years ended December 31, 2018, 2017 and 2016, respectively.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 7 - GOODWILL AND OTHER INTANGIBLE ASSETS (Continued):

Estimated amortization expense for the years stated below is as follows:

$ in thousands
Year ending December 31:
2019	27,089
2020	18,733
2021	12,150
2022	9,429
2023 and thereafter	33,626

101,027

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE —LONG-TERM LOANS

a.	U.K. Facilities Agreement

(i)	General

On June 13, 2016, two of the Company’s United Kingdom subsidiaries (collectively, the “U.K. Borrowers ”) entered into a facilities agreement in respect of term and revolving loan facilities in the aggregate amount of $125.0 million (the “ U.K. Facilities Agreement ”), arranged by Barclays Bank PLC and Lloyds Bank PLC (the “ Lenders ”), with Lloyds Bank PLC acting as security agent. SPTS Technologies Investments Limited, the parent company of the U.K. Borrowers and a wholly owned indirect subsidiary of the Company, guaranteed the U.K. Facilities Agreement together with the U.K. Borrowers, SPTS Technologies UK Limited and SPTS Technologies Overseas Holdings Limited (collectively, the “ U.K. Guarantors ”). On June 23, 2016, the U.K. Borrowers borrowed $110.0 million under a term loan (the “ Term Loan ”) pursuant to the U.K. Facilities Agreement. The U.K. Facilities Agreement also includes a $15.0 million revolving credit facility (the “ RCF ”) for working capital purposes of the U.K. Borrowers, if needed. As of December 31, 2018, the outstanding principal amount of the Term Loan was $57.3 million, and $11.25 million was available under the RCF, $3.75 million having been utilized as a credit line to secure currency hedging.

(ii)	Interest and maturity

For each interest period under the U.K. Facilities Agreement, both the Term Loan and amounts drawn under the RCF bear interest at a percentage rate per annum which is the aggregate of the margin plus the prevailing LIBOR in respect of the relevant interest period (or in relation to loans in Euros, EURIBOR). The margin varies quarterly based on the Leverage (as defined in the U.K. Facilities Agreement as a measure of the ratio of the SD U.K. Group Total Net Debt to SD U.K. Group EBITDA, each as defined in the U.K. Facilities Agreement) of the SD U.K. Group as follows.

Leverage of the SD U.K. Group	Term Loan Margin % per annum	RCF % per annum
Greater than 2.0 : 1	1.90	1.90
Less than or equal to 2.0 : 1 but greater than 1.5 : 1	1.60	1.60
Less than or equal to 1.5 : 1 but greater than 1.25 : 1	1.45	1.45
Less than or equal to 1.25 : 1 but greater than 1.0 : 1	1.30	1.30
Less than or equal to 1.0 : 1	1.15	1.15

For the initial interest period ended September 23, 2016, the margin was set at 1.45%. Interest on each loan will be payable on the last day of the relevant interest period (or if such interest period is longer than six months, payable at six-monthly intervals). The commitment fee on any unused amount of the RCF will be in an amount equal to 35% of the applicable margin per annum. As of December 31, 2018, and 2017, the margin and the actual interest rates were 1.15% and 3.494%, and 1.15% and 2.48%, respectively.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 8 - LONG-TERM LOANS (continued):

The Term Loan and the RCF will mature on June 13, 2020. If the Lenders consent (and upon payment of an extension fee calculated in relation to the outstanding amount of the Term Loan and the RCF) SPTS Technologies Investments Limited can elect to extend the maturity of the Term Loan and RCF by one year to June 13, 2021.

(iii)	Amortization and Prepayments

Amounts borrowed under the Term Loan are to be repaid in annual installments of $20.0 million on each anniversary of the date of the U.K. Facilities Agreement, with the final installment of the remaining outstanding amount due for repayment on the fourth (or if extended, the fifth) anniversary of the date of the U.K. Facilities Agreement. Amounts repaid under the Term Loan may not be re-borrowed.

Each amount borrowed under the RCF is required to be repaid on the last day of its interest period, with a final maturity date of the fourth (or if extended, the fifth) anniversary of the date of the U.K. Facilities Agreement. Amounts repaid under the RCF may be re-borrowed from time to time until the maturity date.

The U.K. Borrowers are permitted to prepay the outstanding Term Loan or any portion thereof at any time without premium or penalty, other than normal LIBOR breakage costs. Any such prepayment will reduce the future repayment installments due to be made in respect of the Term Loan pro rata. In addition to permitting voluntary prepayments at any time, the U.K. Facilities Agreement contains mandatory prepayment provisions. The Term Loan and the RCF will be required to be mandatorily prepaid under certain circumstances including, without limitation, a change of control, flotation and illegality. On December, 30, 2016, the U.K. Borrowers prepaid $20.0 million of the Term Loan. As a result, the annual installments on the Term Loan were reduced to $16.4 million with a final payment on termination of $40.9 million.

The Company repaid the loan on February 19, 2019.

(iv)	Guarantees and Collateral for the Term Loan

The obligations of the U.K. Borrowers and the U.K. Guarantors under the U.K. Facilities Agreement are secured against certain assets of the U.K. Guarantors by way of an English Law

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 8 - LONG-TERM LOANS (continued):

debenture that was issued on June 23, 2016 (the “Debenture”). The Debenture created a floating charge on all of their respective assets (other than certain excluded assets), and a fixed charge on certain assets including, without limitation, the property in Newport, Wales, certain intellectual property, their goodwill and shareholdings in subsidiaries.

(v)	Covenants and Events of Default

The U.K. Facilities Agreement requires that the U.K. Guarantors comply with certain affirmative and negative covenants, including financial maintenance covenants, in each case customary for English law facilities agreements of this type. These financial maintenance covenants are set forth below:

(A)	a leverage covenant (which tests the ratio of SD U.K. Group Total Net Debt to SD U.K. Group EBITDA, each as defined in the U.K. Facilities Agreement) which must not exceed the ratio of 2.75 to 1; and

(B)

an interest coverage covenant (which tests the ratio of SD U.K. Group EBITDA to SD U.K. Group Net Finance Charges, each as defined in the U.K. Facilities Agreement) which must not be less than the ratio of 4.0 to 1.

These financial maintenance covenants are tested quarterly, at the end of March, June, September and December of each year (commencing in December 2017), in each case by reference to the financial performance of the SD U.K. Group over the preceding 12 months. The U.K. Facilities Agreement limits the amount of intra-group trading that can be carried out between the SD U.K. Group and the other parts of the Company. In particular, payments of dividends by the SD U.K. Group to outside the SD U.K. Group, and repayments of loans or advances made to the SD U.K. Group from outside the SD U.K. Group, are restricted, and are only permitted upon certain conditions being met. These conditions include that there not be an event of default, the leverage covenant (as described above) not exceeding 2.0 to 1.0 when most recently tested and a look forward certificate being issued pursuant to which the SD U.K. Group would confirm that it is projected to remain in compliance with the financial maintenance covenants detailed above for the next six months). In addition, subject to certain exceptions, all transactions between the SD U.K. Group and the Company and its other subsidiaries must be on an arm’s length basis. These provisions in the U.K. Facilities Agreement will limit the amount of intra-group transactions between the SD U.K. Group and the Company and its other subsidiaries. The Company will not be able to receive distributions, advances, loans or other amounts from the SD U.K. Group unless the financial maintenance covenants are met and are expected to be met for at least the next six months. This may limit the Company’s ability to engage in advantageous transactions with the SD U.K. Group.

The U.K. Facilities Agreement also places certain restrictions on the SD U.K. Group’s ability to undertake certain acts including, among other things, taking further borrowings (with permitted exceptions), creating security (with permitted exceptions), disposing assets (with permitted exceptions), making loans and granting guarantees (with permitted exceptions) and corporate acquisitions above a certain threshold. The U.K. Facilities Agreement contains certain events of default customary for English law facilities agreements of this type, such as payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, certain events of bankruptcy and insolvency, material judgments, invalidity of loan documents, certain liens and guarantees, change in control, cessation of business and material adverse effect on the SD U.K. Group.

As of December 31, 2018, the SD U.K. Group is in compliance with all covenants.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9 - LIABILITY FOR EMPLOYEE RIGHTS UPON RETIREMENT

Israeli law generally requires the payment of severance pay upon dismissal of an employee or upon termination of employment in certain other circumstances. The severance pay liability of the Company and its Israeli subsidiaries to their Israeli employees, based upon the number of years of service and the latest monthly salary, is partly covered by regular deposits with recognized pension funds, deposits with severance pay funds and purchases of insurance policies. Under labor agreements, these deposits and insurance policies are in the employees’ names and, subject to certain limitations, are the property of the employees.

The severance pay liability covered by the pension funds is not reflected in the financial statements as the severance pay risks have been irrevocably transferred to the pension funds.

The liability for employee rights upon retirement covers the severance pay liability of the Company and its Israeli and Japanese subsidiaries in accordance with labor agreements in force and based on salary components which, in the opinion of management, create entitlement to severance pay. The Company records the obligation as if it were payable at each balance sheet date on an undiscounted basis.

The Company and its Israeli subsidiaries may only make withdrawals from the severance pay funds for the purpose of paying severance pay. Most of the Company’s non-Israeli subsidiaries provide defined contribution plans for the benefit of their employees. Under these plans, contributions are based on specific percentages of pay.

Severance pay expenses were $2,155,000, $2,356,000 and $1,426,000 in the years ended December 31, 2018, 2017 and 2016, respectively. Defined contribution plan expenses were $8,378,000, $7,581,000 and $5,739,000 in the years ended December 31, 2018, 2017 and 2016, respectively.

Upon reaching normal retirement age, the Company’s employees are entitled to amounts based on the number of service years that will have accumulated upon their retirement dates and their last salary rates. The Company accrues for such payments regularly and does not expect to record additional expenses when paying such amounts to employees who reach normal retirement age.

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES:

a.	Lease commitments

Most of the premises occupied by the Company and its subsidiaries are rented under various operating lease agreements. At December 31, 2018, the lease agreements for these premises expire on various dates between 2019 and 2032.

Minimum lease commitments of the Company and its subsidiaries under operating leases, at rates in effect on December 31, 2018, were as follows:

$ in thousands
Year ending December 31:
2019	12,419
2020	10,240
2021	9,689
2022	9,358
2023-2032	82,171

123,877

The rental payments for the premises in Israel, which constitute more than half of the above amounts, are payable in NIS linked to the Israeli consumer price index.

Rental expenses totaled $9,129,000, $8,755,000 and $7,915,000 in the years ended December 31, 2018, 2017 and 2016, respectively.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES (continued):

b.	Contingent liabilities

(i)	Intellectual Property

The Company has in the past received and may receive in the future notifications from customers with respect to possible indemnification or other action by the Company in connection with intellectual property claims resulting from use of the Company’s products. The Company typically undertakes, subject to various contractual conditions and other limitations, to defend intellectual property claims against customers arising from the purchase and use of its products. The Company’s obligations under these agreements generally provide that the Company may, at its option, either obtain the right to continue using the products or modify them and, in some cases, take back the products with a refund to the customer. To date, no demands have been made by customers seeking indemnification against the Company with respect to intellectual property claims, which have had any material effect on the Company’s business and results of operations.

(ii)	Litigation:

a.	For information concerning the ‘best judgment tax assessment’ issued by the Israel Tax Authority (the “ ITA ”) with respect to the audit of tax years 2012-2014 in Israel, see Note 12h.

b.

In June 2012, charges were filed in the Seoul Central District Court of the Republic of Korea (the “ Seoul Court ”) against the Korean subsidiary of the Company and six employees thereof. These charges, as amended in September 2013, related to the alleged acquisition and misuse of confidential information of certain of the Company’s significant customers in violation of the Korean Act on Prevention of Divulgence and Protection of Industrial Technology, the Korean Unfair Competition Prevention and Trade Secret Protection Act and the Criminal Code of Korea. The charges included the unlawful acquisition of certain industrial trade secrets related to the production of active matrix OLED panels of Samsung.

On July 12, 2018 the Supreme Court of the Republic of Korea Re-affirmed the lower court’s decision in favor of the Company.

c.

From time to time, the Company is involved in other claims and legal and administrative proceedings that arise in the ordinary course of business. In particular, the Company may, from time to time in the conduct of its business, make representations about its products, including their classifications under complex statutory and regulatory regimes and face claims related thereto. Based on currently available information, the Company does not believe that the ultimate outcome of any such unresolved matters, individually or in the aggregate, is likely to have a material adverse effect on the Company’s financial position or results of operations. However, litigation and administrative proceedings are subject to inherent uncertainties and the Company’s view of these matters, including settlement thereof, may change in the future. An unfavorable outcome or settlement may have a material adverse impact on the Company’s financial position and results of operations for the period in which it occurs, and potentially in future periods.

(iii)	Restrictions on the Company’s assets

See Note 1d.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES (continued):

(iv)	Guarantees

a.

The Company provides guarantee instruments to third parties customers as required for certain transactions initiated by either the company or its subsidiaries. As of December 31, 2018, the maximum potential amount of future payments that the Company could be required to make under these guarantee agreements was approximately $24.8 million. Those guarantees will expire upon completion of the Company’s obligations. The Company has not recorded any liability in connection with these guarantee agreements beyond that required to appropriately account for the underlying transaction being guaranteed. If the Company will not fulfil its obligations under the guarantees terms those guarantees will be paid to the guarantor. The Company does not believe, based on historical experience and information currently available, that it is probable that any amounts will be required to be paid under these guarantee agreements.

b.	The Company also has agreements with various banks to facilitate subsidiary banking operations worldwide, including overdraft arrangements, issuance of bank guarantees, and letters of credit.

As of December 2018, the Company has provided parent guarantees to banks for approximately $0.9 million to cover these arrangements.

c.

The Company provides standby letters of credit or other guarantee instruments to suppliers and government institutions as required for certain transactions initiated by the Company. As of December 31, 2018, the maximum potential amount of future payments that the Company could be required to make under these guarantee agreements was approximately $1 million. The Company has not recorded any liability in connection with these guarantee agreements beyond that required to appropriately account for the underlying transaction being guaranteed. The Company does not believe, based on historical experience and information currently available, that it is probable that any amounts will be required to be paid under these guarantee agreements.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 11 - EQUITY:

a.	Outstanding shares; trading market

At December 31, 2018, 48,896,507 Ordinary Shares were outstanding. This does not include a total of 5,410,772 Ordinary Shares held at that date as treasury shares, virtually all of which were repurchased by Orbotech Ltd. or its subsidiaries, of which: (a) 1,993,917 were owned by Orbotech Ltd. as dormant shares under Israeli law and, for so long as they are owned by Orbotech Ltd., confer no rights and, accordingly, are neither eligible to participate in nor receive any future dividends which may be paid to shareholders of Orbotech Ltd. nor entitled to participate in, be voted at or be counted as part of the quorum for, any meetings of shareholders of the Company; and (b) 3,416,855 were owned by one or more subsidiaries of Orbotech Ltd. and, for so long as they are owned by a subsidiary of Orbotech Ltd., confer no voting rights and, accordingly, are not entitled to participate in, be voted at or be counted as part of the quorum for, any meetings of shareholders of Orbotech Ltd.

At December 31, 2018, the Ordinary Shares were traded in the United States on the Nasdaq Global Select Market under the symbol ORBK.

On February 20, the acquisition of the Company by KLA-Tencor Corporation (“KLA”) (the “KLA Acquisition”) was concluded, thus, all the Company shares were delisted (see Note 16).

b.	Equity remuneration plans

(i)	Description of plans

The Company presently administers the 2000 Plan, the 2010 Plan and the 2015 Plan (collectively, the “Plans”), all of which were adopted with shareholder approval. The Plans are discussed in further detail below.

(A)	The 2000 Plan

On June 4, 2015, the 2000 Plan expired (except with respect to equity awards outstanding on that date).

At December 31, 2018, under the 2000 Plan, options to purchase a total of 296,556 Ordinary Shares (of which 289,042 had vested) remained outstanding, all transfer restrictions attached to restricted shares that had been granted had lapsed in full and no Ordinary Shares remained available for future equity awards.

(B)	The 2010 Plan

On July 15, 2010, the Board adopted, and the Company’s shareholders subsequently approved, the 2010 Plan. The 2010 Plan is intended to assist the Company in attracting, retaining, motivating and rewarding employees, officers, directors and/or consultants of the Company and/or companies, partnerships or other entities and their respective subsidiary companies, partnerships or entities inside or outside of Israel in which the Company holds, directly or indirectly, at least a 50% equity interest, by providing them with equity-based incentives. The 2010 Plan will terminate on July 14, 2020 (except as to awards outstanding on that date).

The 2010 Plan: (i) provides only for the awarding of restricted shares and restricted share units (“RSU”s) and does not provide for the awarding of options to purchase Ordinary Shares; (ii) introduced performance-based equity awards to the Company’s equity remuneration program and provides that an aggregate of 250,000 or more of the Ordinary Shares subject to awards made under the 2010 Plan are to be subject to performance-based criteria to be established by the Board (but which shall be linked to the Company’s profitability); (iii) provides that if any award granted under the 2010 Plan expires, terminates or is forfeited or cancelled, settled in cash, or otherwise terminates for any reason without a delivery to the participant of the full number of Ordinary Shares to which the award related, the Ordinary Shares under such award which were not so delivered shall again be available for the purposes of the 2010 Plan; but that Ordinary Shares not delivered pursuant to performance-based restricted shares or RSUs which expire, terminate or are forfeited or lapse solely because the performance goals with respect thereto were not attained will not again be available for purposes of the 2010 Plan; and (iv) provides that if the employment or services of a grantee of restricted shares or RSUs with or to the Company is or are terminated prior to the full vesting of, and lapsing of forfeiture provisions on, such award for any reason, the restricted shares or RSUs held by such participant that have not theretofore vested and on which the forfeiture provisions have not theretofore lapsed shall immediately be forfeited upon the earlier of such termination or notice of termination irrespective of the effective date of such termination (unless the applicable agreement provides otherwise).

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 11 - EQUITY (continued):

At December 31, 2018, under the 2010 Plan: (i) 12,029 RSUs were outstanding; (ii) no restricted shares had been awarded; and (iii) 126,467 Ordinary Shares remained available for future equity awards.

(C)	The 2015 Plan

On June 22, 2015, the Board adopted, and the Company’s shareholders subsequently approved, the 2015 Plan. The 2015 Plan is intended to assist the Company in attracting, retaining, motivating and rewarding employees, officers, directors and/or consultants of the Company and related companies (as defined in the 2015 Plan) either existing or which may in the future be organized or acquired by the Company or any related company, by providing them with opportunities to acquire a proprietary interest in the Company by the grant of equity-based incentives. The 2015 Plan will terminate on June 21, 2025 (except with respect to awards outstanding on that date).

The 2015 Plan provides for the granting of: (i) options to purchase Ordinary Shares; (ii) RSUs; (iii) restricted shares; and (iv) any other equity-based awards that the Board determines are consistent with the purposes of the 2015 Plan. The exercise price of options awarded under the 2015 Plan may not be less than 100% of the fair market value of the Ordinary Shares on the date of grant. The 2015 Plan provides for the ability to grant performance-based awards but does not provide for a minimum amount of awards that must be subject to performance-based criteria, nor does it specify any guidelines as to the nature of performance criteria that are to be established by the Board.

The maximum amount of Ordinary Shares available for issuance under the 2015 Plan was initially set at 1,375,000 and is to be automatically increased (but not decreased) on December 31 of each of 2016, 2017, 2018, 2019 and 2020, by the greatest possible number of Ordinary Shares (rounded down to the nearest thousand) which, when added to the sum of: (i) the total number of Ordinary Shares then subject to outstanding awards (under the 2015 Plan or any other equity-based remuneration plan of the Company); and (ii) the total number of Ordinary Shares then available for future equity awards (under the 2015 Plan or any other equity-based remuneration plan of the Company), would not exceed 9.50% of the total number of Ordinary Shares outstanding at such time. For these purposes, an award is considered to be an ‘outstanding award’ in the fiscal year in which it was granted, an option to purchase Ordinary Shares will be considered to be an ‘outstanding award’ thereafter until it is exercised and any award other than options will be considered to be an ‘outstanding award’ thereafter until it is no longer subject to conditions requiring continued service of the participant. Under this mechanism, on December 31, 2018, the maximum amount of Ordinary Shares available for issuance under the 2015 Plan was increased by 571,000 Ordinary Shares.

Under the 2015 Plan, if the employment or services of a participant with or to the Company is terminated: (i) due to resignation by the participant or dismissal of the participant for ‘cause’ (as determined by the Board in its absolute discretion), all awards held by the participant (whether vested or unvested) expire and will be cancelled and forfeited immediately upon the earlier of such termination or notice of termination of employment or services (irrespective of the effective date of such termination); (ii) due to dismissal of the participant (other than for cause) or by mutual agreement, all awards held by the participant (whether vested or unvested) shall continue to vest until, and shall remain exercisable by the participant until, and shall expire and be cancelled and forfeited upon, the effective date of termination of employment or services (unless the notice provides, or the Company and the participant agree, otherwise), provided, however, that options may not, in any event, be exercised beyond their originally-scheduled expiration dates; (iii) by reason of death, disability or retirement after age 60 with the approval of the Board, all vested options held by the participant (or the participant’s legitimate estate) as of the effective date of termination of employment or services shall remain exercisable for a period of one year following such termination, provided, however, that options may not, in any event, be exercised beyond the originally-scheduled expiration dates. Any unvested awards held by the participant shall expire and be cancelled and forfeited immediately upon such termination; and (iv) for any other reason, all awards held by the participant shall remain exercisable by the participant only to the extent and until, and shall expire and be cancelled and forfeited, as determined by the Board in its absolute discretion provided, however, that options may not, in any event, be exercised beyond their originally-scheduled expiration dates.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 11 - EQUITY (continued):

At December 31, 2018, under the 2015 Plan: (i) options to purchase a total of 22,634 Ordinary Shares (of which 5,197 had vested) and 877,287 RSUs were outstanding; (ii) no restricted shares had been awarded; and (iii) 3,309,259 Ordinary Shares remained available for future equity awards.

(ii)	Taxation

As a result of an election made by the Company under Section 102 of the Israeli Income Tax Ordinance, the Company will not, in the case of equity awards made on or after January 1, 2003, be allowed to claim as an expense for tax purposes in Israel the amounts credited to the employee as capital gains to the grantees, although it will generally be entitled to do so in respect of the salary income component (if any) of such awards when the related tax is paid by the employee.

(iii)	General

Awards under the Plans (other than to directors) generally vest as to 50% after two years from the date of grant, 75% after three years and 100% after four years and generally expire in connection with the termination of a grantee’s employment or services. Options under the Plans generally expire seven years, but may not expire beyond ten years, after the date of grant. Ordinary Shares subject to equity awards granted under the 2010 and 2015 Plans generally become available for purposes of future equity awards under the respective plan upon the expiration, termination, forfeiture or lapse of such equity awards, unless this occurred solely because the performance goals with respect thereto were not attained, in which case the Ordinary Shares subject to such equity awards granted under the 2010 Plan do not again become available for purposes of the 2010 Plan.

(iv)	Equity awards data:

(A)	Overview

At December 31, 2018, under the Plans, equity awards (comprised of options to purchase Ordinary Shares, restricted shares and RSUs) with respect to a total of 1,377,695 Ordinary Shares were outstanding (of which 463,428 had vested) and 3,435,726 Ordinary Shares remained available for future equity awards.

The compensation cost charged against income for the Company’s equity remuneration plans during the years ended December 31, 2018, 2017 and 2016 was $14.1 million, $9.9 million and $6.4 million, respectively, without any reduction in income taxes.

(B)	Valuation assumptions

The fair value of each option granted is estimated using the Black-Scholes option-pricing model. Expected volatilities are based on historical volatility of the Company’s Ordinary Shares. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted represents the period of time that options granted are expected to be outstanding based on historical behavior of grantees. The risk-free interest rate for periods within the contractual life of the option is based on the United States Treasury yield curve in effect at the time of grant. Dividend yield has been assumed to be zero.

The fair value of each restricted share or RSU awarded is determined based on the market price of the Ordinary Shares on the date of grant.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 11 - EQUITY (continued):

(C)	Employee equity awards:

1.	Options

	Year ended December 31, 2018
	Number	Weighted average exercise price ($)	Weighted average remaining contractual term (years)	Aggregate intrinsic value ($ in thousands)
Outstanding at beginning of year	476,129	13.65
Changes during the year:
Granted	4,217	62.95
Re-designated (1)	4,625	15.35
Exercised	(166,036)	12.81
Forfeited or expired	(3,375)	15.57

Outstanding at end of year	315,560	14.76	2.32	13,211

Exercisable at end of year	290,609	13.26	2.10	12,577

(1)	Represents awards re-designated pursuant to changes in status of grantees from ‘employee’ to ‘non-employee’ of the Company (or vice versa) during the reporting period.

The aggregate intrinsic value represents the total pretax capital gain that would have been received by the holders of all options bearing an exercise price less than $56.54 (which was the closing price of the Ordinary Shares on December 31, 2018), had they exercised all such options and sold the underlying shares at that price.

The weighted average grant date fair value of employee options granted during the years ended December 31, 2018, 2017 and 2016 was $17.8, $9.35 and $7.22, respectively.

The total intrinsic value of employee options exercised during the years ended December 31, 2018, 2017 and 2016 was $7.3 million, $8.7 million and $11.0 million, respectively.

2.	RSUs

	Year ended December 31, 2018
	Number	Weighted average grant date fair value ($)
Outstanding at beginning of year	943,091	32.69
Changes during the year:
Awarded	312,889	54.39
Re-designated (1)	9,785	42.61
Vested	(343,801)	56.09
Forfeited	(36,316)	35.47

Outstanding at end of year	885,648	41.79

(1)	Represents awards re-designated pursuant to changes in status of grantees from ‘employee’ to ‘non-employee’ of the Company (or vice versa) during the reporting period.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 11 - EQUITY (continued):

The weighted average grant date fair value of employee RSUs awarded during the years ended December 31, 2017 and 2016 was $45.60 and $27.45, respectively.

252,675 and 179,070 employee RSUs vested during the years ended December 31, 2017 and 2016, respectively. The total intrinsic value of employee RSUs vested during the years ended December 31, 2018, 2017 and 2016 was $19.3 million, $12.4 million and $5.1 million, respectively.

3.	Black-Scholes data

In calculating the fair value of options granted to employees under equity-based remuneration arrangements during the years ended December 31, 2018, 2017 and 2016, the Company used the following assumptions: dividend yield of 0% and expected life of 4.5 years and risk-free interest rate of 1.5% in each year; and expected volatility of 30.1%, 30.3% and 28.4%, respectively, in the years ended 2018, 2017 and 2016.

4.	Unrecognized compensation expense

At December 31, 2018, there was $0.1 million of total unrecognized compensation cost related to non-vested employee options and $22.8 million of total unrecognized compensation cost related to non-vested employee RSUs, granted under the Company’s equity remuneration plans. That cost is generally expected to be recognized over a period of four years.

(D)	Non-employee equity awards:

1.	Options

	Year ended December 31, 2018
	Number	Weighted average exercise price ($)	Weighted average remaining contractual term (years)	Aggregate intrinsic value ($ in thousands)
Outstanding at beginning of year	11,362	14.23
Changes during the year:
Exercised	(3,107)	15.01
Re-designated (1)	(4,625)	15.35

Outstanding at end of year	3,630	12.14	1.89	161

Exercisable at end of year	3,630	12.14	1.89	161

(1)	Represents awards re-designated pursuant to changes in status of grantees from ‘employee’ to ‘non-employee’ of the Company (or vice versa) during the reporting period.

No options were awarded to non-employees during the years ended December 31, 2018 , 2017 and 2016.

The total intrinsic value of non-employee options exercised during the years ended December 31, 2018, 2017 and 2016 was $142,200, $468,700 and $218,100, respectively.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 11—EQUITY (continued):

2.	RSUs

	Year ended December 31, 2018
	Number	Weighted average grant date fair value ($)
Outstanding at beginning of year	12,334	27.39
Changes during the year:
Awarded	7,415	53.50
Re-designated (1)	(9,785)	42.61
Vested	(5,536)	23.59
Forfeited	(760)	29.41

Outstanding at end of year	3,668	44.28

(1)	Represents awards re-designated pursuant to changes in status of grantees from ‘employee’ to ‘non-employee’ of the Company (or vice versa) during the reporting period.

The weighted average grant date fair value of non-employee RSUs awarded during the years ended December 31, 2017 and 2016 was $52.69 and $29.43 respectively.

5,598 and 3,042 non-employee RSUs vested during the years ended December 31, 2017 and 2016, respectively. The total intrinsic value of non-employee RSUs vested during the year ended December 31, 2018 was $303,000.

3.	Black-Scholes data

In calculating the fair value of options granted to non-employees under equity-based remuneration arrangements during the year ended December 31, 2015, the Company used the following assumptions: dividend yield of 0%, expected life of seven years; risk-free interest rate of 1.5%; and expected volatility of 37.2%.

4.	Unrecognized compensation expense

At December 31, 2018, there was $0.003 million of total unrecognized compensation cost related to non-vested non-employee options.

c.	Dividends

The distribution of dividends out of certain retained earnings of the Company would subject the Company to a 10%-25% tax on the amount distributed, thereby effectively reducing the dividend distribution by the amount of the tax. See Note 12.

In the event that cash dividends are declared by the Company, such dividends could be declared and paid in Israeli currency.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 12—TAXES ON INCOME:

a.	Tax benefits under the Law for the Encouragement of Capital Investments, 1959

Most of the production facilities of the Company and its Israeli subsidiaries have been granted ‘Approved Enterprise’, ‘Benefited Enterprise’ or ‘Preferred Enterprise’ status under the Law for the Encouragement of Capital Investments, 1959 (the “ Investment Law ”). The main benefit arising from such status is the reduction in tax rates on income derived from ‘Approved Enterprises’, ‘Benefited Enterprises’ or ‘Preferred Enterprises’.

In April 2005, substantive amendments to the Investment Law came into effect. Under these amendments, eligible investment programs of the type in which the Company participated prior to the amendments were eligible to qualify for substantially similar benefits as a ‘Benefited Enterprise’, subject to meeting certain criteria. This replaced the previous terminology of ‘Approved Enterprise’, which required pre-approval from the Investment Center of the Ministry of Economy and Industry of the State of Israel. As a result of these amendments, tax-exempt income generated from Benefited Enterprises under the provisions of the amended law will, if distributed upon liquidation or if paid to a shareholder for the purchase of his or her shares, be deemed distributed as a dividend and will subject the Company to the applicable reduced corporate income tax that would otherwise have otherwise been payable on such income.

Since the Company is a ‘foreign investors’ company as defined by the Investment Law, it is entitled to a ten-year period of benefits (instead of a seven-year period).

Income derived from Approved and Benefited Enterprises is tax exempt for a period of two years. Based on the percentage of foreign shareholding in the Company, income derived during the remaining eight years of benefits would be taxable at the rate of 10%-25%.

In the event of distribution of dividends (or deemed dividends) from income which was tax exempt as above, the Company will be required to pay the applicable corporate tax that would otherwise have been payable on such income (10%-25%). In addition, upon distribution of dividends from tax exempt income, the recipient shall be subject to tax at the rate of 15% (or lower, if so provided under an applicable tax treaty), which would generally be withheld at source by the distributing company.

The entitlement to the above benefits is conditional upon the Company and its Israeli subsidiaries fulfilling the conditions stipulated by the Investment Law and regulations published thereunder.

Additional amendments to the Investment Law became effective in January 2011 and were further amended in August 2013 (the “ 2011 Amendment ”). Under the 2011 Amendment, income derived by ‘Preferred Companies’ from ‘Preferred Enterprises’ (both as defined in the 2011 Amendment) would be subject to a uniform rate of corporate income tax for an unlimited period as opposed to the incentives prior to the 2011 Amendment that were limited to income from Approved or Benefited Enterprises during their benefits period. According to the 2011 Amendment, the tax rate applicable to such income, referred to as ‘Preferred Income’, would be 10% in areas in Israel that are designated as Development Zone A and 15% elsewhere in Israel in 2011 and 2012, 7% and 12.5%, respectively, in 2013, 9% and 16%, respectively, in 2014, 2015 and 2016, and 7.5% and 16%, respectively, from 2018 and thereafter. Income derived by a Preferred Company from a ‘Special Preferred Enterprise’ (as defined in the Investment Law) would enjoy further reduced income tax rates for a period of ten years of 5% in Development Zone A and 8% elsewhere. As of January 1, 2014, dividends distributed from Preferred Income would subject the recipient to a 20% tax (or lower, if so provided under an applicable tax treaty), which would generally be withheld at source by the distributing company. However, dividends distributed from ‘Preferred Income’ from one Israeli corporation to another, would not be subject to tax.

While the Company may incur additional tax liability in the event of distribution of dividends from tax exempt income generated from its Approved and Benefited Enterprises as previously described, no additional tax liability will be incurred by the Company in the event of distribution of dividends from Preferred Income.

Under the transitional provisions of the 2011 Amendment, companies may elect to irrevocably implement the 2011 Amendment with respect to their existing Approved and Benefited Enterprises while waiving benefits provided under the legislation prior to the 2011 Amendment or keep implementing the legislation prior to the 2011 Amendment.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 12—TAXES ON INCOME (continued):

On May 29, 2017, the Company notified the ITA of its election to implement the 2011 Amendment with respect to its Approved and Benefited Enterprises, with effect on and from January 1, 2017.

Additional amendments to the Investment Law became effective in January 2017 (the “2017 Amendment”). Under the 2017 Amendment, and provided the conditions stipulated therein are met, preferred technological income derived by Preferred Companies from ‘Preferred Technological Enterprises’ (“PTE”) (as defined in the 2017 Amendment), would be subject to reduced corporate tax rates of 7.5% in Development Zone A and 12% elsewhere, or 6% in case of a ‘Special Preferred Technological Enterprise’ (“SPTE”) (as defined in the 2017 Amendment) regardless of the company’s geographical location within Israel. Generally, a Preferred Company distributing dividends from income derived from its PTE or SPTE, would subject the recipient to a 20% tax (or lower, if so provided under an applicable tax treaty). However the 2017 Amendment further provides that, in certain circumstances, a dividend distributed to a corporate shareholder who is not an Israeli resident for tax purposes, would be subject to a 4% tax (inter alia, if the amount of foreign investors in the distributing company exceeds 90%). Such taxes would generally be withheld at source by the distributing company.

On June 14, 2017, the Encouragement of Capital Investments Regulations (Preferred Technology Income and Capital Profits for a Technological Enterprise), 2017 (the “Regulations”) were published, which adopted Action Plan 5 of the base erosion and profit shifting (“BEPS”) regulations. The Regulations describe, inter alia, the mechanism used to determine the calculation of the benefits under the PTE and under the SPTE Regime and determine certain requirements relating to documentation of intellectual property for the purpose of the PTE/SPTE. According to these provisions, a company that complies with the terms under the PTE/SPTE regime may be entitled to certain tax benefits with respect to income generated during the company’s regular course of business and derived from the benefitted intangible asset (as determined in the Investments Law), excluding income derived from intangible assets used for marketing and income attributed to production activity. In the event that intangible assets used for marketing purposes generate income, which exceeds 10% of the technological income from the benefitted intangible asset, the relevant portion, calculated using a transfer pricing study, would be subject to regular corporate income tax. If such income does not exceed 10%, the PTE/SPTE will not be required to attribute income to the marketing intangible asset. The Regulations set a presumption of direct production expenses plus 10% with respect to income related to production, which can be countered by the results of a supporting transfer pricing study. Tax rates applicable to such production income will be similar to the tax rates under the Preferred Enterprise regime, to the extent such income would be considered as eligible. In order to calculate the preferred technological income, the PTE/SPTE is required to take into account the income and the research and development expenses that are attributed to each single preferred intangible asset. Nevertheless, it should be noted that the transitional provisions allow companies to take into account the income and research and development expenses attributed to all of the benefitted intangible assets they have for the first 5 years, until 2021.

The Company believes it meets the PTE regime with respect to its business activities in Israel pursuant to the 2017 Amendment and the Regulations and the Company will implement the PTE regime in 2017, taking into account the transitional provisions. Starting from 2019, following the KLA Acquisition, the Company will implement the SPTE regime, enabling the company to enjoy the 6% reduced tax rate on its preferred technological income.

b.	Tax benefits under the Law for the Encouragement of Industry (Taxes), 1969

The Company and its Israeli subsidiary, Orbograph Ltd., currently claim to be qualified as ‘industrial companies’ as defined by this law and as such are entitled to certain tax benefits, consisting mainly of accelerated depreciation and amortization of patents and certain other intangible property.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 12—TAXES ON INCOME (continued):

c.	Other applicable tax rates:

(i)	Income from other sources in Israel

Income not eligible for benefits under the Investment Law mentioned in a. above is taxed at the corporate income tax rate of 23%, 24% and 25% for the years 2018, 2017 and 2016, respectively.

(ii)	Income of non-Israeli subsidiaries

Non-Israeli subsidiaries are taxed according to the tax laws in their countries of residence. Certain subsidiaries operate in several jurisdictions outside Israel, some of which benefit from tax incentives such as reduced tax rates, investment tax credits and accelerated deductions. If subsidiaries’ retained earnings are distributed to the Company in Israel in the form of dividends or otherwise, the Company may be liable to additional Israeli income taxes (subject to an adjustment for foreign tax credits) and foreign withholding taxes. In regions where the Company’s management has determined not to distribute any amounts of its subsidiaries’ undistributed income as a dividend to the Company in Israel if such distribution would result in a tax liability, the Company does not provide deferred tax liabilities when it intends to reinvest earnings of foreign subsidiaries indefinitely. The amount of undistributed earnings of foreign subsidiaries that are considered to be reinvested as of December 31, 2018 was approximately $769.6 million and the amount of the unrecognized deferred tax liability for temporary differences related to investments in foreign subsidiaries that were essentially permanent in duration as of December 31, 2018 was $177 million.

On December 22, 2017, the “Tax Act” was enacted in the United States. Except for certain provisions, the. Tax Act is effective for tax years beginning on or after January 1, 2018. The Tax Act significantly revises several sections of the U.S. Internal Revenue Code including, among other things, lowering the corporate income tax rate from 35% to 21% effective January 1, 2018, limiting deductibility of interest expense and implementing a territorial tax system that imposes a repatriation tax on deemed repatriated earnings of foreign subsidiaries.

d. Carryforward tax losses

Carryforward net operating tax losses (“NOL”s) totaled approximately $111.3 million at December 31, 2018, of which $53.8 million have no expiration date. As of December 31, 2018, the Company’s U.S. subsidiaries had federal NOLs of approximately $49 million, which is included in the above $111.3 million amount of NOLs. The federal NOLs which can be offset against taxable income expire from 2025 to 2033

As of December 31, 2018, and 2017, valuation allowances in the amount of $0 million and approximately $1.7 million, respectively, have been recorded in respect of deferred tax assets relating to the Company’s NOLs.

Carryforward capital losses for tax purposes totaled approximately $44.6 million at December 31, 2018. Such losses have no expiration date. In 2018 a valuation allowance in the amount of approximately $1.4 million has been recorded in respect of deferred tax assets relating to the Company’s carryforward capital tax losses.

On December 31, 2018, the Company reassessed $8.8 million previously recorded valuation allowance with respect to its capital loss and NOL and concluded it was more likely than not that these losses will be utilized. Accordingly, the Company remeasured its valuation allowance with respect to these deferred tax assets. For further details as to the reduction in the valuation allowance, see Note 12e.

Following the Tax Act, losses carryforwards incurred in tax years beginning 2018 will be limited to 80% of taxable income and will have an indefinite carry-forward period. This is not expected to impact the Company’s current U.S.-derived losses carryforwards as losses carryforwards incurred prior to December 31, 2017 will remain 100% deductible and limited to 20 years carryforward of unused losses carryforwards.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 12—TAXES ON INCOME (continued):

e.	Deferred income taxes

Provided in respect of the following:

	December 31
	2018	2017
	$ in thousands
Deferred tax assets:
Carryforward tax losses	27,201	32,085
Research and development costs	10,097	9,601
Employee related benefits	7,452	6,746
Other	7,311	6,658
Deferred tax assets before valuation allowance	52,061	55,090
Valuation allowance*	(1,417)	(10,257)
Deferred tax assets	50,644	44,833
Deferred tax liabilities:
Undistributed earnings of subsidiaries	(6,487)	(5,847)
Intangible assets	(7,198)	(10,365)
Frontline step acquisition capital gain	(21,009)
Other	(1,019)

Deferred tax liabilities	(35,713)	(16,212)

Deferred tax assets, net	14,931	28,621

	December 31
	2018	2017
	$ in thousands
Deferred tax assets	38,602	43,157
Deferred tax liabilities	(23,671)	(14,536)

Deferred tax assets, net	14,931	28,621

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 12—TAXES ON INCOME (continued):

*	The changes in the valuation allowance are comprised as follows:

	Year ended December 31
	2018	2017	2016
	$ in thousands
Balance at beginning of year	10,257	43,422	50,532
Reductions during the year	(8,840)	(33,165)	(6,904)

Balance at end of year	1,418	10,257	43,422

The Company records net deferred tax assets to the extent it believes these assets will more likely than not be realized. As of each reporting date, management considers new evidence, both positive and negative, that could impact management’s view with regards to the future realization of deferred tax assets for each jurisdiction.

As of December 31, 2018, considering the terms as prescribed in ASC-740, Income Taxes, management determined that sufficient positive evidence existed to conclude that it was more likely than not that deferred tax assets of part of its Israeli capital losses were realizable, and therefore, reduced the valuation allowance accordingly. The impact of the reduction in valuation allowance, resulted in the Company’s recording of $7 million of deferred tax benefit.

The Company has provided valuation allowances in respect of certain deferred tax assets resulting from capital losses carry forwards due to uncertainty concerning realization of these deferred tax assets.

Deferred taxes are computed for the Company and its Israeli subsidiaries at tax rates ranging from about 12% to 23%. For non-Israeli subsidiaries, deferred taxes are computed at applicable tax rates, ranging from about 10% to 36.5%.

As noted in a. above, part of the Company’s income is tax-exempt due to the Approved Enterprise status granted to most of the Company’s production facilities in past years. The Company has decided permanently to reinvest the amount of the tax-exempt income and not to distribute such income as dividends. Accordingly, no deferred income taxes have been provided in respect of such tax-exempt income. The amount of tax that would have been payable had such exempt income earned through December 31, 2018 been distributed as dividends is approximately $30 million.

f. Taxes on income included in the statements of operations

As follows:

	Year ended December 31
	2018	2017	2016
	$ in thousands
Current:
Israeli	(3,311)	13,080	485
Non-Israeli	25,721	20,541	18,545

	22,410	33,621	19,030

Deferred:
Israeli	12,707	(10,867)	2,993
Non-Israeli	3,252	(21,666)	(5,715)

	15,959	(32,533)	(2,722)

Total taxes on incomes	38,369	1,088	16,308

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 12—TAXES ON INCOME (continued):

Following is a reconciliation of the theoretical provision for income tax, assuming all income is taxed at the statutory corporate tax rate applicable to Israeli corporations, and the actual tax on income:

	Year ended December 31
	2018	2017	2016
	$ in thousands
Income before taxes on income	224,484	131,975	95,903

Statutory tax rate in Israel	23%	24%	25%

Theoretical provision for income taxes on the above amount	51,631	31,674	23,976

Increase (decrease) in taxes resulting from:
Effect of Benefited, Approved and Preferred Enterprise benefits	(2,592)	(12,020)	1,332
Effect of different tax rates applicable in foreign jurisdictions	(3,727)	(7,958	(8,524)
Permanent differences	5,824	102	1,244
Net change in tax reserves	(3,165)	16,473	635
Losses carry forward incurred (utilized) for which a valuation allowance was provided		(8,476)	(2,808)
Reduction of valuation allowance as a result of remeasurement	(8,839)	(18,778)
Other	(764)	71	453

Actual taxes on income	38,369	1,088	16,308

g. Income before taxes on income

As follows:

	Year ended December 31
	2018	2017	2016
	$ in thousands
Israeli	(57,778)	1,669	8,603
Non-Israeli	282,261	130,306	87,300

	224,484	131,975	95,903

h. Tax assessments

The Company and its subsidiaries file income tax returns in multiple jurisdictions having varying statutes of limitations. For the tax years through 2010, the Company and most of its subsidiaries have either received final tax assessments or the applicable statute of limitations rules have become effective. Open tax years in the following substantial jurisdictions are: Israel—2012 and onwards; Hong Kong—2012 and onwards; United States—2015 and onwards, Japan—2015 and onwards; United Kingdom—2016 and onwards; Italy – 2014 and onwards; Belgium—2016 and onwards; and Germany – 2013 and onwards.

In May 2017, the Company received an assessment from the ITA with respect to the fiscal years 2012 through 2014 (the “Assessment ”, and the “Audit Period”, respectively), for an aggregate amount of tax against the Company,

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 12—TAXES ON INCOME (continued):

after offsetting all NOLs for tax purposes available through the end of 2014, of approximately NIS 218 million (currently approximately $60 million) which amount includes related interest and linkage differentials to the Israeli consumer price index (as of date of the Assessment). All amounts related to the Assessment are given after application of the Company’s accumulated NOLs. Approximately 80% of the amount of the Assessment, assuming that all NOLs are set off against the other matters included in the Assessment, relates to the following two matters: (i) the use of tax exempt profits derived from the Company’s Approved and Benefited Enterprises under the Investment Law, in particular in its investments in, or acquisitions of, foreign subsidiaries; and (ii) the purchase of shares of the Company by its foreign subsidiaries during the Audit Period. The Company has not taken any reserves or provisions related to these two matters because it reasonably believes its positions are more likely than not to be correct as a legal matter. The Company intends vigorously to contest the ITA’s position on both of these matters and, as of December 31, 2018, has not established, and does not anticipate establishing in the future, a provision related to these matters. The other significant item in the Assessment relates to the Company’s transfer pricing. As of December 31, 2018, the Company’s tax provisions with respect to the Audit Period cover at least a majority of the remaining 20% of the Assessment. On August 31, 2018, the Company filed an objection in respect of the tax assessment (the “Objection”). The Company is now in the process of the second stage, in which the claims raised by the Company in the Objection are examined by different personnel at the ITA. In connection with the above, there is an ongoing criminal investigation in Israel against the Company, certain of its employees and its tax consultant. On April 11, 2018 the Company received a “suspect notification letter” (dated March 28, 2018) from the Tel Aviv District Attorney’s Office (Fiscal and Financial). In the letter, it was noted that the investigation file was transferred from the Assessment Investigation Officer to the District Attorney’s Office. The letter further states that the District Attorney’s Office has not yet made a decision regarding submission of an indictment against the Company; and that if after studying the case, a decision is made to consider prosecuting the Company, the Company will receive an additional letter, and within 30 days, the Company may present its arguments to the District Attorney’s Office as to why it should not be indicted. To date, the Company has not received such an additional letter or any other correspondence or contact from the District Attorney’s Office. The Company cannot anticipate when the review of the case by the District Attorney’s Office will be completed and what will be the results thereof.

The Company has not conducted its own investigation into any matters that may be the subject of such criminal investigation and will only do so once the criminal investigation has been completed. The Company intends vigorously to contest the Assessment and to defend itself and its employees in the criminal matter.

i. Uncertain tax positions

Following is a roll-forward of the total amounts of the Company’s unrecognized tax benefits at the beginning and the end of the years ended on December 31, 2018, 2017 and 2016 (excluding interest and penalties):

	Year ended December 31
	2018	2017	2016
	$ in thousands
Balance at beginning of year	30,989	14,954	14,404
Increases in unrecognized tax benefits as a result of tax positions taken during the year	2,122	14,462	375
Increase in unrecognized tax benefits as a result of tax positions taken during prior years	2,182	6,455	547
Decreases in unrecognized tax benefits as a result of statute of limitations expirations and tax audits	(3,070)	(4,882)	(372)

Balance at end of year (*)(**)	32,223	30,989	14,954

(*)	Of which approximately $12.3 million at December 31, 2018, $2.9 million at December 31, 2017 and $6.3 million at December 31, 2016 are classified as short-term liabilities.

(**)	As of December 31, 2018, 2017 and 2016, unrecognized tax benefit in an amount of approximately $10.3 million, $6.5 million and $1.2 million, respectively were presented net from deferred tax assets.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 12—TAXES ON INCOME (continued):

The financial statements for the year ended December 31, 2017 include an out of period adjustment to correct for uncertain tax positions that should have been recorded in prior periods relating primarily to transfer pricing matters. In addition, the Company recorded a $1.4 million income tax benefit in the year ended December 31, 2017 relating to miscellaneous deferred tax matters that related to prior years. The net impact, both individually and in the aggregate, was not material to any periods presented.

As of December 31, 2018, 2017 and 2016, the total amount of gross unrecognized tax benefits (excluding interest and penalties) was $32 million, $31.0 million, and $15.0 million, respectively.

In the years ended December 31, 2018, 2017 and 2016, the Company recorded net interest and penalties expenses/ (income) for uncertain tax positions in the amounts of $0.4 million, $0.4 million and $0.1 million, respectively, included in taxes on income in the statements of operations. As of December 31, 2018, and 2017, the amounts of interest and penalties accrued on the balance sheet related to unrecognized tax benefits were approximately $1.7 million and $1.3 million, respectively, which is included within income tax accruals, in the balance sheet.

NOTE 13—FINANCIAL INSTRUMENTS AND RISK MANAGEMENT:

a. General

The Company operates internationally, which gives rise to exposure to market risks, mainly from changes in foreign exchange rates. The Company uses financial instruments and derivatives to hedge its balance sheet exposures as well as certain future cash flows in connection with revenues, payroll and related expenses and anticipated probable transactions which are expected to be denominated in non-Dollar currencies.

The Company is exposed to losses in the event of non-performance by counterparties to financial instruments; however, as the counterparties are major Israeli, European and U.S. banks, the Company does not expect any counterparties to fail to meet their obligations. The Company does not require or place collateral with respect to these financial instruments. The Company does not hold or issue derivatives for trading purposes.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13 - FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued):

b. Derivative instruments

As noted in Note 1s, the Company enters into various types of foreign exchange derivatives in managing its foreign exchange risks. The notional amounts of these derivatives as of December 31, 2018 were as follows:

$ in millions 2018
Forward exchange for conversion of:
Euros into Dollars	1.1

Japanese Yen into Dollars	54.5

Dollars into NIS	19.5

Korean Won into Dollars	25.5

Taiwan Dollars into Dollars	21.4

Dollars into British Pounds	21.1

The terms of most of these currency derivatives are less than one year.

The following table summarizes activity in accumulated other comprehensive (income) loss related to derivatives classified as foreign currency cash flow hedges held by the Company during the reported years:

	Year ended December 31
	2018	2017	2016
	$ in thousands
Balance at beginning of year	333	(9,087)	(1,477)
Unrealized gain (losses) from derivatives	(722)	4,113	(30,066)
Reclassifications into earnings from other comprehensive loss (income):
included in revenues	(538)	(48)	1,203
included in financial expenses - net	389	4,749	14,951
included in various statements of operations and financial items	680	1,529	5,542
Tax effect	30	(923)	760

Balance at end of year	172	333	(9,087)

c. Fair value of financial instruments

The fair value of financial instruments included in working capital is usually close or identical to their carrying amounts. The fair value of non-current other receivables and long-term liabilities, including long-term loans, also approximates the carrying amounts, since they bear interest at rates close to prevailing market rates.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13 - FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued):

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2018 and 2017, consistent with the fair value hierarchy provisions of the applicable accounting rules:

	Level 1	Level 2	Level 3	Total
	$ in thousands
December 31, 2018:
Assets:
Marketable securities
Derivative assets designated as hedging instruments		172		172

Derivative assets not designated as hedging instruments		445		445

Liabilities:
Derivative liabilities not designated as hedging instruments		481		481

Earn out related to Frontline acquisition			5,900	5,900

December 31, 2017:
Assets:
Marketable securities	7,888			7,888

Derivative assets designated as hedging instruments		333		333

Derivative assets not designated as hedging instruments		306		306

Liabilities:
Derivative liabilities designated as hedging instruments		1,214		1,214

Level 1 - Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Level 2 - Valuations based on quoted prices in markets that are not active but for which all significant inputs are observable, either directly or indirectly. Derivatives, as described in b. above, are of value primarily based on observable inputs including interest rate curves and both forward and spot prices for currencies and the Company is therefore able to perform independent verification in order to validate quotations obtained.

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement. These estimated fair values are subject to uncertainties that are difficult to predict.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 14 - SUPPLEMENTARY BALANCE SHEET INFORMATION:

a. Cash and cash equivalents

A significant portion of the Company’s cash and cash equivalents bears interest. The annual interest rates as of December 31, 2018 ranged up to 2.45%.

b. Marketable securities

The amortized cost basis, aggregate fair value and unrealized holding gains and losses by major security type were as follows:

Available-for-sale securities:

As of December 31, 2018, the Company did not hold any marketable securities.

	December 31, 2017
	Amortized cost	Aggregate fair value	Unrealized gains	Unrealized losses
	$ in thousands
Government and corporate bonds:
Classified as long-term*	7,969	7,888	9	(90)

*	Mature in less than five years.

c. Accounts receivable

Trade accounts receivable are presented net of an allowance for doubtful accounts, the balance and the changes in the allowance are comprised as follows:

	Year ended December 31
	2018	2017	2016
	$ in thousands
Balance at beginning of year	3,114	3,708	2,893
Increase during the year	4,618	962	1,174
Bad debt written off	(3,608)	(1,556)	(359)

Balance at end of year	4,124	3,114	3,708

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 14 - SUPPLEMENTARY BALANCE SHEET INFORMATION (continued):

d. Accounts payable and accruals - other

	December 31
	2018	2017
	$ in thousands
Employees and employee institutions	64,301	44,637
Government departments and agencies	28,856	17,760
Derivative liabilities	561	1,214
Accrued expenses	54,142	59,627
Other	390	272

Balance at end of year	148,250	123,510

e. Deferred income

	December 31
	2018	2017
	$ in thousands
Deferred income relating to warranty and installations commitments*	14,353	32,084
Other deferred income	38,265	5,361

Balance at end of year	52,618	37,445

*	The changes in deferred income relating to warranty and installation commitments:

	December 31
	2018	2017
	$ in thousands
Balance at beginning of year	32,084	24,177
Revenue recognized during the year	(46,907)	(34,849)
Deferred income relating to new sales*	29,176	42,756

Balance at end of year	14,353	32,084

*	Net of contract assets as of December 31, 2018, $19.49 million.

f. Accumulated other comprehensive income (loss)

	December 31
	2018	2017	2016
	$ in thousands
Accumulated loss in respect of derivative instruments designated for cash flows hedge, net of tax	172	333	(9,087)
Accumulated realized and unrealized loss on available-for-sale securities, net of tax		(81)	(134)

Balance at end of year	172	252	(9,221)

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 15 - SELECTED STATEMENT OF OPERATIONS DATA:

a. Selling, general and administrative expenses

	Year ended December 31
	2018	2017	2016
	$ in thousands
Comprised as follows:
Selling	77,529	68,181	62,308
General and administrative	93,196	75,182	62,048

	170,725	143,363	124,356

b. Financial expenses - net

	Year ended December 31
	2018	2017	2016
	$ in thousands
Income:
Interest in respect of bank deposits and marketable securities	3,252	1,157	665
Expenses:
Interest in respect of term loans	2,687	2,432	8,061
Charges associated with the retirement of the JPMorgan Credit Agreement (mainly deferred financing costs)			6,228
Costs relating to factoring of letters of credits and promissory notes	1,194	1,143	447
Marketable securities and bonds premium/discount amortization	118	57	18
Foreign currencies exchange loss—net	8,487	2,074	5,990
Bank charges and other	1,505	986	963

Total expenses:	13,991	6,692	21,707

Total net finance expenses	(10,739)	(5,535)	(21,042)

c. Major customers

No individual customer accounted for more than 10% of the Company’s total revenues during the years ended December 31, 2018, 2017 or 2016.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 16 - SUBSEQUENT EVENTS

The following events occurred after December 31, 2018 and through the financial statement issuance date on March 11, 2019.

On February 20, 2019, KLA completed the KLA Acquisition, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 18, 2018 (as amended on May 11, 2018), by and among the Company, KLA and Tiburon Merger Sub Technologies Ltd., a company organized under the laws of the State of Israel and KLA’s indirect wholly owned subsidiary (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Company with the Company surviving the KLA Acquisition as KLA’s indirect wholly-owned subsidiary.

As a result of the KLA Acquisition, each Ordinary Share of the Company issued and outstanding immediately prior to the effective time of the KLA Acquisition (other than Ordinary Shares of the Company owned by the Company, KLA or any direct or indirect wholly owned subsidiary of the Company or KLA immediately prior to the effective time of the KLA Acquisition (whether held directly or by a trustee)) was cancelled and extinguished and automatically converted into the right to receive a combination of (A) $38.86 in cash, without interest, plus (B) 0.25 of a share of KLA common stock, par value $0.001 per share. KLA paid an aggregate of approximately $1.9 billion in cash and issued approximately 12.3 million shares of KLA common stock as total consideration in the KLA Acquisition.

During February 2019 following the KLA Acquisition, the long-term loan as of December 31, 2018 in the amount of $56.5 million was repaid in full.